As filed with the Securities and Exchange Commission on May 31, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8731	87-0747704
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

345 Inverness Drive South, Building C, Suite 310

Englewood, CO 80112

(303) 858-8358

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick R. Gruber

Chief Executive Officer

345 Inverness Drive South, Building C, Suite 310

Englewood, CO 80112

(303) 858-8358

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason Day Ned A. Prusse Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202 (303) 291-2300	Joseph A. Smith Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Series I Units consisting of:(4)	—	—
One share of Common Stock, par value $0.01 per share(2)	—	—
One Series N Warrant to purchase one share of Common Stock(2)(3)	—	—
Series J Units consisting of:(4)	—	—
One Pre-Funded Series O Warrant to purchase one share of Common Stock(2)(3)	—	—
One Series N Warrant to purchase one share of Common Stock(2)(3)	—	—
Common Stock issuable upon exercise of the Series N Warrants(2)	—	—
Common Stock issuable upon exercise of the Pre-Funded Series O Warrants(2)(3)	—	—
Total	$10,000,000	$1,245.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.
(4)

The proposed maximum aggregate offering price of the Series I units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Series J units offered and sold in the offering, and the proposed maximum aggregate offering price of the Series J units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Series I units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Series I units and Series J units (including the shares of common stock issuable upon exercise of the pre-funded Series O warrants included in the Series J units), if any, is $10,000,000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 31, 2018

PRELIMINARY PROSPECTUS

Gevo, Inc.

Up to                          Series I Units consisting of One Share of Common Stock

and One Series N Warrant to Purchase One Share of Common Stock

and

Up to                   Series J Units consisting of One Pre-Funded Series O Warrant to Purchase

One Share of Common Stock and One Series N Warrant

to Purchase One Share of Common Stock

(                    Shares of Common Stock Underlying the Series N Warrants)

and

(                    Shares of Common Stock Underlying the Pre-Funded Series O Warrants)

We are offering for sale                       Series I units, with each Series I unit consisting of one share of our common stock and one Series N warrant to purchase one share of our common stock. Each full Series N warrant entitles the holder thereof to purchase one share of our common stock. Each Series I unit will be sold at a negotiated price of $             per Series I unit. The Series I units will not be issued or certificated. The shares of common stock and the Series N warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers whose purchase of Series I units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, if such purchaser so chooses, in lieu of Series I units that would otherwise result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of our outstanding common stock,                    Series J units. Each Series J unit will consist of one pre-funded Series O warrant to purchase one share of our common stock and one Series N warrant to purchase one share of our common stock. Each full pre-funded Series O warrant entitles the holder thereof to purchase one share of our common stock. Each Series J unit will be sold at a negotiated price of $           per Series J unit. For each Series J unit we sell, the number of Series I units we are offering will be decreased on a one-for-one basis. Because we will issue a Series N warrant as part of each Series I unit and Series J unit, the number of Series N warrants sold in this offering will not change as a result of a change in the mix of the Series J units and Series I units sold. The Series J units will not be issued or certificated. The shares of our common stock issuable from time to time upon exercise of the Series N warrants and the pre-funded Series O warrants are also being offered pursuant to this prospectus.

The Series N warrants will be exercisable on the date of original issuance and will expire on the                            anniversary of the date of issuance at an exercise price of $                per share of common stock. The pre-funded Series O warrants will be exercisable on the date of original issuance and will expire when exercised in full, at an exercise price of $            per share of common stock. The exercise price of $            per share will be pre-paid, except for a nominal exercise price of $0.01 per share, upon issuance of the pre-funded Series O warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise. See “Description of Warrants” for more information on the securities offered hereby.

Our common stock is traded on the Nasdaq Capital Market under the symbol “GEVO.” On May 30, 2018, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.2491 per share. The Series N warrants and the pre-funded Series O warrants are not, and will not be, listed for trading on any national securities exchange or other trading system.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have retained H.C. Wainwright & Co., LLC to act as our exclusive placement agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the securities being offered pursuant to this prospectus. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. In addition, because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plans or strategy.

_____________	Per Series I Unit	Per Series J Unit	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)     See “Plan of Distribution” for additional information regarding placement agent fees and expenses.

Delivery of the shares of common stock and warrants is expected to be made on or about                             , 2018.

H.C. Wainwright & Co.

The date of this prospectus is            , 2018.

TABLE OF CONTENTS

TRADEMARKS	ii
MARKET AND INDUSTRY DATA	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	7
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	37
USE OF PROCEEDS	39
CAPITALIZATION	40
PRICE RANGE OF COMMON STOCK	41
DIVIDEND POLICY	42
DESCRIPTION OF CAPITAL STOCK	43
DESCRIPTION OF WARRANTS	46
MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS	51
PLAN OF DISTRIBUTION	57
LEGAL MATTERS	59
EXPERTS	59
WHERE YOU CAN FIND MORE INFORMATION	59
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	59

_________________

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: we have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

i

TRADEMARKS

We use various of our trademarks, including, without limitation, GIFT™ and iDGs™, in this prospectus and the documents incorporated by reference herein. This prospectus includes, and the documents incorporated by reference herein include, trademarks, trade names and service marks that are the property of other organizations.

Solely for convenience, trademarks and trade names referred to in this prospectus and the documents incorporated by reference herein appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we or the applicable owner will not assert, to the fullest extent under applicable law, our or its rights to these trademarks and trade names.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus and the documents incorporated by reference herein concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, market size and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. This data involves a number of assumptions and limitations. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus and in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2018 (the “2017 Annual Report”) and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 10, 2018 (the “2018 Q1 Quarterly Report”), each of which is incorporated by reference herein. These and other factors could cause our future performance to differ materially from our assumptions and estimates and those made by third parties.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes thereto, each included in our 2017 Annual Report, which is incorporated by reference herein, and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the related notes thereto, each included in our 2018 Q1 Quarterly Report, which is incorporated by reference herein. Some of the statements in this prospectus, and in our 2017 Annual Report and in our 2018 Q1 Quarterly Report, each of which is incorporated by reference herein, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Gevo” refer to Gevo, Inc., a Delaware corporation, and its wholly owned or indirect subsidiaries, and their predecessors.

Company Overview

We are a next generation “low-carbon” fuel company focused on the development and commercialization of renewable alternatives to petroleum-based products. Low-carbon fuels reduce the carbon intensity, or the level of greenhouse gas emissions, compared to standard fossil-based fuels across their lifecycle. The most common low-carbon fuels are renewable fuels. We are focused on the development and production of mainstream fuels like gasoline and jet fuel using renewable feedstocks, that have the potential to lower greenhouse gas emissions at a meaningful scale and enhance agricultural production, including food and other related products. In addition to serving the low-carbon fuel markets, through our technology, we can also serve markets for the production of chemical intermediate products for solvents, plastics, and building block chemicals.

Our proven production technologies target what we believe to be large potential markets of renewable fuels and related chemicals that can compete directly against petrochemical products depending on the price of oil and the value of carbon intensity. Renewable fuels are one of the few fuel products where the value for renewable carbon has already been established, particularly in the United States and the European Union. We believe that the demand for low-carbon fuels and renewable chemicals will continue to grow in the future.

Decarbonization

We believe that we have the technology and production platform to produce renewable fuels that reduce or eliminate greenhouse gases from the burning of fuels, and to do so profitably. Low-carbon fuels can best be produced by (i) replacing fossil-based carbon with renewable carbon, and (ii) replacing some or most of the fossil-based energy sources needed for heat and electricity during the fuel production process. Renewable carbon comes from growing plants and crops. Growing plants efficiently provides the opportunity to capture carbon in the soil and generate protein, further lowering the carbon intensity of fuels produced from these renewable feedstocks. Eliminating or reducing fossil-based carbon is referred to as “decarbonization,” and the products resulting from such a decarbonization process are rewarded with a lower carbon intensity (“C.I.”) score, which increases the market value of certain products. In addition to the U.S. Renewable Fuel Standard policy that rewards low-carbon fuels, certain markets in North America such as California, Oregon, Washington and Canada and countries such as Japan, China, India, and other Asian countries are ascribing extra economic value on decarbonization. We believe that decarbonization is an emerging market opportunity, and that we have the technologies, products and a base production facility to take advantage of this opportunity.

The State of California is a leader in the push for decarbonization with its Low Carbon Fuel Standard (LCFS), which is a market-based cap and trade approach to lowering the greenhouse gas emissions from petroleum-based transportation fuels. We believe that the LCFS approach to reducing greenhouse gases will be implemented by Canada and other states in the United States (Oregon and Washington, as examples) and eventually could be implemented at the Federal level, which should create more demand for low-carbon fuel products. The demand and value for low-carbon fuel products in California has sharpened our focus on low C.I. ethanol. Our current production plant is small enough and specialized enough so that, with certain process optimizations, we could reduce our demand for fossil-based energy required in the production process. By doing this, we would increase the value of our ethanol because it would carry a lower C.I. score, which would translate into a premium selling price in the market. Any improvements we make to produce low-carbon ethanol, are also expected to benefit any other low-carbon products we produce, such as our renewable isobutanol, jet fuel and isooctane (gasoline).

Low-Carbon Ethanol Opportunity

Our specialty production facility in Luverne, Minnesota (the “Luverne Facility”) has an annual production capacity of approximately 20 million gallons of ethanol, 45-50 kilotons of animal feed, and 3 million pounds of corn oil.

The Luverne Facility has the capability, with certain capital improvements, to produce low-carbon ethanol side-by-side with low-carbon isobutanol, in addition to renewable jet fuel and isooctane and other related products that can be made from isobutanol. By focusing on low-carbon ethanol in the near term, debottlenecking production, while adapting and optimizing the Luverne Facility’s energy and equipment infrastructure to use lower amounts of lower fossil-based energy sources, we believe that we can increase revenues to make the Luverne Facility profitable on a non-GAAP Cash EBITDA basis. Cash EBITDA is a non-GAAP measure and is calculated by adding depreciation and non-cash stock compensation to GAAP loss/income from operations.

In addition, by undertaking further capital investments to improve our Luverne Facility, we believe we may be able to generate sufficient profits at the Luverne Facility to make the Company on a consolidated basis profitable on a non-GAAP Cash EBITDA basis, independent from the production and sales of isobutanol, jet fuel, isooctane and related technologies. Such capital investments could include: (i) improvements at the Luverne Facility to further lower the C.I. score of our fuel products; and (ii) installing fractionation technologies at the Luverne Facility to produce value added protein feed products, food grade corn oil, as well products using the fiber fraction of corn. Concurrently, while focusing on low-carbon ethanol, we plan on expanding hydrocarbon production either at our hydrocarbons demonstration plant located at South Hampton Resources located in Silsbee, Texas (the “Silsbee Facility”) or, subject to securing adequate financing, by constructing a new larger demo facility at the Luverne Facility for specialty hydrocarbon fuels, which may add additional positive cash flow on a non-GAAP Cash EBITDA basis.

The future improvements that we are planning for the Luverne Facility will lower the carbon intensity of the Luverne Facility and should benefit both ethanol and isobutanol production. The smaller size of our Luverne Facility compared to other ethanol production facilities means that the Luverne Facility offers opportunities to lower carbon intensity that other larger scale plants might not possess. For example, we could install small cogeneration units or make certain changes to unit operations to improve water removal efficiency given the lower power demands for steam and electricity which would result in lower ongoing capital expenditures. We believe that smaller, specialized biofuel production facilities aimed at low-carbon specialty fuels, related specialty protein products, and food oils, will have an advantage over large scale ethanol plants that, out of necessity, have to focus on commodity products for industrial markets. In other words, as these low C.I. markets further develop, tracking carbon lifecycles will be important. Tracking carbon means knowing the supply of feedstock and how it is grown. We believe a smaller production facility like our Luverne Facility will be better positioned to source responsibly grown feedstocks.

Renewable Isobutanol, Jet fuel, Gasoline and Related Products

We believe that renewable isobutanol is a potentially valuable commercial product because of its versatility to address large markets either as a product directly or as a key intermediate for producing renewable carbon alternatives to mainstream fuels such as jet fuel, gasoline, plastics such as polyethylene terephthalate (“PET”), and various other chemical products and materials. Isobutanol is a four-carbon alcohol that can be sold directly for use as a specialty chemical in the production of solvents, paints and coatings, or more importantly from a market size and performance value-added point of view, as a gasoline blendstock. Because isobutanol can be readily converted to hydrocarbon products such hydrocarbon fuels, including isooctane, isooctene and alcohol-to-jet fuel (“ATJ”), lubricants, polyester, rubber, plastics, fibers and other polymers, we believe that the addressable markets are large, potentially being able to ultimately reach 40% of the global petrochemicals markets depending on the price of oil and the market value of renewable carbon.

We also have proven that our renewable isobutanol can be readily converted to hydrocarbon products that address large markets, such as jet fuel and isooctane. Specifically, our renewable ATJ has been certified for use in commercial aviation and used multiple times for commercial flights.

Our renewable isobutanol is being used as a gasoline blendstock in the Houston area for on-road vehicles as an ethanol-free fuel option for consumers and off-road uses in vehicles, boats and small engines.

Our renewable isooctane meets the performance and specification requirements for use in fuels and related chemicals. It is currently being used in the European Union as a fuel for Formula One race cars, as well as other applications. As a result of the commercial traction that we have already achieved, we believe that there is large potential to grow our business, through a combination of (i) directly producing and selling our renewable isobutanol and related hydrocarbon products and (ii) licensing our technology.

Our Strategy

Our strategy to grow our business is to become profitable by investing capital to upgrade the Luverne Facility to primarily produce low-carbon ethanol for the California market. We plan to use low-carbon ethanol to achieve positive cash flows, which should provide us the time to execute on our ultimate business goal of producing and selling into the isobutanol and its derivative hydrocarbon product markets such as ATJ and isooctane. Key elements of our strategy include:

●

Undertake incremental process improvements to lower energy consumption at the Luverne Facility. By investing additional capital at the Luverne Facility, we believe that we can lower the carbon intensity (i.e. lower the carbon dioxide emissions from the plant) creating additional profit margin opportunities in low-carbon markets for ethanol, as well as for our isobutanol and its derivative hydrocarbon products.

●

Implement fractionation technology at the Luverne Facility. We are evaluating various corn fractionation technologies that can be deployed at the Luverne Facility in order to generate additional revenue from incremental volumes of alcohol, distiller grains and corn oil, as well as generate new revenue opportunities from the production and sale of corn fiber.

●

Expand hydrocarbon production at the Silsbee Facility. Along with our production partner, South Hampton Resources, we plan to expand and reconfigure the Silsbee Facility in order to generate greater revenues and better profit margins, while enabling customers to further develop markets for ATJ and isooctane which will help us transition these customers to long-term off-take agreements for greater volumes of products.

●

Enter into supply agreements for isobutanol and its derivative hydrocarbon products with customers to support capacity growth using project financing or other less expensive and less dilutive forms of capital. We intend to build on our existing customer contracts, such as our isooctane supply agreements with HCS Holding GmbH, to obtain additional binding off-take agreements that would economically support converting the Luverne Facility primarily to the production of isobutanol and its derivative hydrocarbon products. If we are able to obtain sufficient new supply agreements, we expect to be able to raise capital to fund such conversion of the Luverne Facility using project financing or other less expensive and less dilutive forms of capital as compared to the equity offerings that we are conducting hereby and have used in the past.

●

Subject to receipt of financing, we plan to scale up the Luverne Facility for the production of isobutanol and its derivative products. Upon, and subject to, securing adequate financing, we plan to build out the Luverne Facility to enable the production of isobutanol and its derivative products at levels sufficient to supply our initial larger scale off-take agreements with our customers.

●

Expand the global production capacity of isobutanol and its derivative hydrocarbon products via licensing. We have proven that the isobutanol production process works in full scale fermenter systems at the Luverne Facility, and we have also proven that our renewable isobutanol can be readily converted to hydrocarbon products at the Silsbee Facility. We intend to expand the global production of isobutanol and its derivative hydrocarbon products beyond the Luverne Facility through a low-cost, high-margin licensing model, in collaboration with partners such as Praj Industries, with whom we have previously announced a joint development agreement.

Competitive Strengths

●

Versatility of isobutanol to address large markets. Because isobutanol can be readily converted to hydrocarbon products such hydrocarbon fuels, including isooctane, isooctene, ATJ, lubricants, polyester, rubber, plastics, fibers and other polymers, we believe that the addressable markets are very large; potentially ultimately reaching 40% of the global petrochemicals markets depending on the price of oil and the market value of renewable carbon.

●

Proven commercial technologies and products. In addition to our ethanol production, our renewable isobutanol production technology has been proven to work at a commercial scale, (in an approximately 265,000-gallon fermenter) at our Luverne Facility. In addition, our technology to convert our renewable isobutanol to ATJ, isooctane, isooctene, and para-xylene (building block for polyester) has been proven at our Silsbee Facility. In addition, our ATJ has been used to power commercial airline flights and our renewable isobutanol is being sold commercially in the Houston market.

●

Existing production facility. Our Luverne Facility is located in the middle of the U.S. corn-belt providing a cost-effective source of renewable feedstock and has rail service providing an easy and cost-effective method to get products to market.

●

Side-by-side production ethanol and isobutanol production. We have demonstrated that we can manage both ethanol and isobutanol production using different yeasts without causing cross contamination, while still operating an integrated and efficient plant.

●

ASTM certified jet fuel. In 2016, ASTM International included our renewable alcohol-to-jet fuel in ASTM D7566 (Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons) which means that our ATJ can be used in commercial aviation on a blended basis up to 50% with petroleum-based jet fuel. In fact, our ATJ has been used to fuel commercial flights in the U.S. by Alaska Airlines, Lufthansa, United Airlines, Etihad, Cathay Pacific Airways, Emirates, Japan Airlines, Korean Air and Atlas Air.

●

Experienced management team. Our management team is experienced in the development and commercialization of low-carbon products and businesses. Patrick Gruber, our Chief Executive Officer, previously co-founded NatureWorks, LLC (formerly Cargill Dow, LLC), and served as Vice President of Technology and Operations and Chief Technology Officer until 2005.  In addition, Mr. Gruber spent 16 years with Cargill Incorporated and its renewable chemical JV’s.  At Cargill, Mr. Gruber’s role was to evaluate, develop, and bring new renewable resource-based technologies and businesses into Cargill. Chris Ryan, our President, Chief Operating Officer and Chief Technology Officer, previously served as the Chief Operating Officer and Chief Technology Officer for NatureWorks LLC, which he co-founded in 1997. While at NatureWorks, Mr. Ryan was involved in the development and commercialization of new biobased polymer, polyactide (PLA), from lab-scale production and the introduction of PLA, through its $300 million world-scale production facility. Tim Cesarek, our recently hired Chief Commercial Officer, brings over 20 years of knowledge and experience in strategic and commercial transactions, with 15 years in the field of renewable resource-based fuels and chemicals. Mr. Cesarek oversees commercial development of our fuel and chemical products. Mr. Cesarek is expected to develop opportunities for us with strategic customers and partners.

Recent Developments

Reverse Stock Split

On May 30, 2018, after receipt of stockholder approval at our 2018 Annual Meeting of Stockholders, our Board of Directors approved a reverse stock split of the outstanding shares of our common stock by a ratio of one-for-twenty (the “Reverse Stock Split”), which means that each 20 shares of common stock will be combined into one share of common stock, thereby reducing the number of outstanding shares of common stock. We expect that the Reverse Stock Split will be effective at 5:00 p.m. Eastern time on June 1, 2018 and that our common stock will begin to trade on a Reverse Stock Split basis on the Nasdaq Capital Market on June 4, 2018.  Unless otherwise indicated, all share totals and per share amounts reflected in this prospectus do not reflect the Reverse Stock Split.

The Board of Directors believes that the Reverse Stock Split is necessary to maintain our listing on the Nasdaq Capital Market, and to provide us with resources and flexibility, with respect to raising capital, sufficient to execute our business plans and strategy, and improve the marketability and liquidity of our common stock. To regain compliance, the closing bid price of our common stock must be $1.00 per share or more for a minimum of 10 consecutive business days at any time before June 18, 2018. See “Risk Factors—Risks Related to this Offering and Owning Our Securities—We may not be able to comply with all applicable listing requirements or standards of the Nasdaq Capital Market and Nasdaq could delist our common stock.”

Corporate Information

We were incorporated in Delaware in June 2005 under the name Methanotech, Inc. and filed an amendment to our certificate of incorporation changing our name to Gevo, Inc. on March 29, 2006. Our principal executive offices are located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, and our telephone number is (303) 858-8358. We maintain an internet website at www.gevo.com. Information contained in or accessible through our website does not constitute part of this prospectus.

The Offering

Series I units offered by us in this offering	Up to Series I units.

Series J units offered by us in this offering

Up to                        Series J units. We are offering to those purchasers whose purchase of Series I units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock following the consummation of this offering, the opportunity to purchase, if such purchaser so chooses, Series J units, in lieu of Series I units that would otherwise result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of our outstanding common stock. For each Series J unit we sell, the number of Series I units we are offering will be decreased on a one-for-one basis. Because we will issue a Series N warrant as part of each Series I unit and Series J unit, the number of Series N warrants sold in this offering will not change as a result of a change in the mix of the Series J units and Series I units sold.

Common stock offered by us in this offering	shares of common stock.

Series N warrants offered by us in the offering

Series N warrants to purchase up to                  shares of common stock. Each full Series N warrant will entitle the holder to purchase one share of common stock. The Series N warrants will be exercisable on the date of original issuance and will expire on the                      anniversary of the date of issuance at an exercise price of $                     per share of common stock

This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series N warrants. The exercise price of the Series N warrants and the number of shares into which the Series N warrants may be exercised are subject to adjustment in certain circumstances.

Pre-funded Series O warrants offered by us in the offering

Pre-funded Series O warrants to purchase up to                  shares of common stock. Each full pre-funded Series O warrant will entitle the holder to purchase one share of common stock. The pre-funded Series O warrants will be exercisable on the date of original issuance and will expire when exercised in full, at an exercise price of $                 per share of common stock. The exercise price of $                   per share will be pre-paid, except for a nominal exercise price of $0.01 per share, upon issuance of the pre-funded Series O warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise.

This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded Series O warrants. The exercise price of the pre-funded Series O warrants and the number of shares into which the pre-funded Series O warrants may be exercised are subject to adjustment in certain circumstances.

Limitation on ownership of Series N warrants and the pre-funded Series O warrants

A holder (together with its affiliates) may not exercise any portion of the Series N warrants and/or pre-funded Series O warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon, in the case of an increase, not less than 61 days’ prior written notice to us.

Shares of common stock outstanding after this offering	shares of common stock.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $               million, based on an assumed public offering price of $                per Series I unit and assuming the sale of                   Series I units and no sale of any Series J units in this offering, after deducting the placement agent’s fees and estimated offering expenses payable by us.

We intend to use the net proceeds received from this offering to fund working capital and for other general corporate purposes. See “Use of Proceeds.”

Risk factors

Investing in the Series N warrants and/or the pre-funded Series O warrants involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the section entitled “Risk Factors” in our 2017 Annual Report and our 2018 Q1 Quarterly Report, each of which is incorporated by reference herein, for a discussion of factors you should carefully consider before investing in the Series N warrants and/or the pre-funded Series O warrants.

Nasdaq Capital Market symbol

“GEVO.” The Series N warrants and the pre-funded Series O warrants are not, and will not be, listed for trading on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market.

Unless otherwise noted, the number of shares of common stock to be outstanding immediately after this offering as set forth above is based on 22,696,112 shares outstanding as of March 31, 2018, and excludes:

●	46,431 shares of our common stock issuable upon exercise of outstanding options at a weighted-average exercise price of $106.19 per share;

●	7,193,766 shares of our common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $1.45 per share;

●	133,607 shares of common stock available for future grant under our 2010 Stock Incentive Plan (as amended, the “2010 Plan”);

●	3,802 shares of common stock available for issuance pursuant to our Employee Stock Purchase Plan; and

●	shares of common stock issuable upon the exercise of the Series N warrants and the pre-funded Series O warrants offered hereby.

Unless otherwise indicated, the information in this prospectus assumes no exercise of the Series N warrants and the pre-funded Series O warrants offered hereby and does not reflect the Reverse Stock Split.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption “Risk Factors” in our 2017 Annual Report and our 2018 Q1 Quarterly Report, each of which is incorporated by reference herein. If any of the risks described in this prospectus, or our 2017 Annual Report, which is incorporated by reference herein, actually occur, our business, prospects, financial condition or operating results could be harmed. In that case, the trading price of our securities could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations and our liquidity. You should also refer to the other information contained in this prospectus, or incorporated by reference herein, including our financial statements and the related notes thereto and the information set forth under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering and Owning Our Securities

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. For example, management could invest the proceeds in assets that do not produce attractive returns or to make acquisitions of properties or businesses that do not prove to be attractive or otherwise are unsuccessful. Conversely, management may not be able to identify and complete investments or acquisitions. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operations and cause the price of our common stock to decline.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering and issuable upon exercise of the Series O pre-funded warrants may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the shares of common stock issued upon exercise of the Series N warrants and the pre-funded Series O warrants will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Series N warrants and the pre-funded Series O warrants issued in this offering may not have any value.

The Series N warrants will be exercisable on the date of original issuance and will expire on the                         anniversary of the date of issuance at an exercise price of $                per share of common stock. The pre-funded Series O warrants will be exercisable on the date of original issuance and will expire when exercised in full, at an exercise price of $                      per share of common stock. The exercise price of $              per share will be pre-paid, except for a nominal exercise price of $0.01 per share, upon issuance of the pre-funded Series O warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise. In the event our common stock price does not exceed the exercise price of the Series N warrants and/or the pre-funded Series O warrants issued in this offering during the period when such warrants are exercisable, such warrants may not have any value.

Significant holders or beneficial holders of our common stock may not be permitted to exercise warrants that they hold.

The Series N warrants and the pre-funded Series O warrants being offered hereby will prohibit a holder from exercising its warrants if doing so would result in such holder beneficially owning more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%), of our common stock. Any holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon, in the case of an increase, not less than 61 days’ prior written notice to us. As a result, you may not be able to exercise your warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance, you could seek to sell your warrants to realize value but you may be unable to do so.

There is no public market for the Series N warrants to purchase shares of our common stock included in the Series I units or the pre-funded Series O warrants to purchase shares of our common stock included in the Series J units being offered by us in this offering.

There is no established public trading market for the Series N warrants to purchase shares of our common stock included in the Series I units or the pre-funded Series O warrants to purchase shares of our common stock included in the Series J units being offered by us in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series N warrants or the pre-funded Series O warrants on any national securities exchange or other trading system. Without a recognized market, the liquidity of the Series N warrants and the pre-funded Series O warrants will be extremely limited or non-existent.

Except as set forth in the applicable warrant, holders of our warrants will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to the shares of our common stock underlying such warrants, except for those rights set forth in the applicable warrant. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We may not be permitted by the agreements governing our indebtedness, including our secured indebtedness with WB Gevo, Ltd. (“Whitebox”), to repurchase our warrants, including the Series N warrants offered hereby, and we may not have the ability to do so.

Under certain circumstances, if a “fundamental transaction” or “extraordinary transaction” (as such terms are defined in our various warrants) occurs, holders of our warrants, including the Series N warrants offered hereby, may require us to repurchase, for cash, the remaining unexercised portion of such warrants for an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model and the terms of our warrants. Our ability to repurchase our warrants, including the Series N warrants offered hereby, depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that we will maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to repurchase our warrants, including the Series N warrants. In addition, any such repurchase of our warrants, including the Series N warrants offered hereby, may result in a default under the agreements governing our indebtedness, including our secured indebtedness with Whitebox, unless we are able to obtain such lender’s consent prior to the taking of such action. If we were unable to obtain such consent, compliance with the terms of our warrants, including the Series N warrants offered hereby, would trigger an event of default under such agreements.

We may not be able to comply with all applicable listing requirements or standards of the Nasdaq Capital Market and Nasdaq could delist our common stock.

Our common stock is listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards.

On June 21, 2017, we received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market, notifying us that, for the prior 30 consecutive business days, the closing bid price of our common stock was not maintained at the minimum required closing bid price of at least $1.00 per share as required for continued listing on the Nasdaq Capital Market. In accordance with Nasdaq Listing Rules, we had an initial compliance period of 180 calendar days, to regain compliance with this requirement. On December 20. 2017, the Nasdaq Stock Market granted us an additional 180 calendar days, or until June 18, 2018, to regain compliance. To regain compliance, the closing bid price of our common stock must be $1.00 per share or more for a minimum of 10 consecutive business days at any time before June 18, 2018. The Nasdaq determination to grant the second compliance period was based on our meeting of the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the bid price requirement, and our written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

We cannot provide any assurance that our stock price will recover within the permitted grace period. In the event that our common stock is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further. In addition, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

On May 30, 2018, after receipt of stockholder approval at our 2018 Annual Meeting of Stockholders, our Board of Directors approved the Reverse Stock Split, which means that each 20 shares of common stock will be combined into one share of common stock, thereby reducing the number of outstanding shares of common stock. We expect that the Reverse Stock Split will be effective at 5:00 p.m. Eastern time on June 1, 2018 and that our common stock will begin to trade on a Reverse Stock Split basis on the Nasdaq Capital Market on June 4, 2018.

The Board of Directors believes that the Reverse Stock Split is necessary to maintain our listing on the Nasdaq Capital Market, and to provide us with resources and flexibility, with respect to raising capital, sufficient to execute our business plans and strategy, and improve the marketability and liquidity of our common stock. In addition, the delisting of our common stock from a national securities exchange would constitute a “fundamental change” under the indenture governing our 12.0% Convertible Senior Secured Notes due March 15, 2020 (the “2020 Notes”), which would give holders the right to require us to repurchase the 2020 Notes. The repurchase of the 2020 Notes as a result of a fundamental change would likely render us insolvent and result in some type of bankruptcy, insolvency, liquidation, or reorganization event for us.

Future issuances of our common stock or instruments convertible or exercisable into our common stock, including in connection with conversions of 2020 Notes or exercises of warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, may materially and adversely affect the price of our common stock and cause dilution to our existing stockholders.

In order to fund our business over the past few years, we have raised capital by issuing common stock and warrants in underwritten public offerings because no other reasonable sources of capital were available.  These underwritten public offerings of common stock and warrants have materially and adversely affected the prevailing market prices of our common stock and caused significant dilution to our stockholders.  We anticipate that for the foreseeable future we will continue to raise capital through these dilutive public offerings of common stock and warrants, such as this offering.

We may obtain additional funds through public or private debt or equity financings in the near future, subject to certain limitations in the agreements governing our indebtedness, including our secured indebtedness with Whitebox. If we issue additional shares of common stock or instruments convertible into common stock, it may materially and adversely affect the price of our common stock. In addition, the conversion of some or all of the 2020 Notes and/or the exercise of some or all of our warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, may dilute the ownership interests of our stockholders, and any sales in the public market of any of our common stock issuable upon such conversion or exercise could adversely affect prevailing market prices of our common stock. Additionally, under the terms of certain of our outstanding warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, in the event that a warrant is exercised at a time when we do not have an effective registration statement covering the underlying shares of common stock on file with the SEC, such warrant may be net exercised, which will dilute the ownership interests of existing stockholders without any corresponding benefit of a cash payment for the exercise price of such warrant.

As of March 31, 2018, we had approximately $16.7 million in outstanding 2020 Notes, which were convertible into 28,093,500 shares of our common stock at the conversion rate in effect on March 31, 2018. The 28,093,500 shares includes 5,345,774 shares of common stock that may be issuable from time to time in the event that we pay a portion of the interest on the 2020 Notes in kind or elect to pay make-whole payments due upon conversion of the 2020 Notes, if any, in shares of common stock. The anticipated conversion of the outstanding 2020 Notes (including any interest that is paid in kind) into shares of our common stock could depress the trading price of our common stock. In addition, subject to certain restrictions, we have the option to issue common stock to any converting holder in lieu of making any required make-whole payment in cash. If we elect to issue our common stock for such payment, it will be at the same conversion rate that is applicable to conversions of the principal amount of the 2020 Notes. If we elect to issue additional shares of our common stock for such payments, this may cause significant additional dilution to our existing stockholders.

Our stock price may be volatile, and your investment in our securities could suffer a decline in value.

The market price of shares of our common stock has experienced significant price and volume fluctuations.

We cannot predict whether the price of our common stock will rise or fall. A variety of factors may have a significant effect on our stock price, including:

●	actual or anticipated fluctuations in our financial condition and operating results;
●	the position of our cash and cash equivalents;
●	actual or anticipated changes in our growth rate relative to our competitors;
●	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;
●	announcements of technological innovations by us, our partners or our competitors;
●	announcements by us, our partners or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	the entry into, modification or termination of licensing arrangements, marketing arrangements, and/or research, development, commercialization, supply, off-take or distribution arrangements;
●	our ability to consistently produce commercial quantities of ethanol and isobutanol at the Luverne Facility and ramp up production to nameplate capacity;
●	additions or losses of customers or partners;
●	our ability to obtain certain regulatory approvals for the use of our ethanol and isobutanol in various fuels and chemicals markets;
●	commodity prices, including oil, ethanol and corn prices;
●	additions or departures of key management or scientific personnel;
●	competition from existing products or new products that may emerge;
●	issuance of new or updated research reports by securities or industry analysts;
●	fluctuations in the valuation of companies perceived by investors to be comparable to us;
●	litigation involving us, our general industry or both;
●	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
●	announcements or expectations of additional financing efforts or the pursuit of strategic alternatives;
●

changes in existing laws, regulations and policies applicable to our business and products, including the Renewable Fuel Standard program, and the adoption of or failure to adopt carbon emissions regulation;

●	sales of our common stock or equity-linked securities, such as warrants, by us or our stockholders;
●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
●	general market conditions in our industry; and
●	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock, regardless of our operating performance, and cause the value of your investment to decline. Because our 2020 Notes are convertible into our common stock and our warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, are exercisable into our common stock, volatility or a reduction in the market price of our common stock could have an adverse effect on the trading price of our 2020 Notes and our warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby. Holders who receive common stock upon exercise of our warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, will also be subject to the risk of volatility and a reduction in the market price of our common stock. In addition, the existence of our 2020 Notes and our outstanding warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, may encourage short selling in our common stock by market participants because the conversion of the 2020 Notes or exercise of our warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, could depress the price of our common stock.

Additionally, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation or other derivative shareholder lawsuits. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business regardless of the outcome.

The price of our common stock could also be affected by possible sales of common stock by investors who view our 2020 Notes or warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, as a more attractive means of equity participation in us and by hedging or engaging in arbitrage activity involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of our warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, if any trading market becomes established, or any common stock that holders receive upon exercise of such warrants.

Sales of a substantial number of shares of our common stock or securities linked to our common stock, such as our 2020 Notes and warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, in the public market could occur at any time. These sales, or the perception in the market that such sales may occur, could reduce the market price of our common stock.

In addition, certain holders of our outstanding common stock (including shares of our common stock issuable upon the conversion of certain 2020 Notes or upon exercise of certain outstanding warrants) have rights, subject to certain conditions, to require us to file registration statements covering their shares and to include their shares in registration statements that we may file for ourselves or other stockholders.

Our quarterly operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of investment research analysts or investors, which could cause our stock price to decline.

Our financial condition and operating results have varied significantly in the past and may continue to fluctuate from quarter to quarter and year to year in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations are described in our 2017 Annual Report, which is incorporated by reference herein, and other reports that we have filed with the SEC that we have incorporated by reference herein. Accordingly, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

The indebtedness under our 2020 Notes are secured by substantially all of our assets. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or to holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our indebtedness and other obligations.

Indebtedness under our 2020 Notes is secured by a first lien, on substantially all of our assets. Accordingly, if an event of default were to occur under our credit facilities, holders of our 2020 Notes would have a priority right to our assets, to the exclusion of our general creditors, in the event of our bankruptcy, insolvency, liquidation, or reorganization. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them, resulting in all or a portion of our assets being unavailable to satisfy the claims of our unsecured indebtedness. Only after satisfying the claims of our unsecured creditors and our subsidiaries’ unsecured creditors would any amount be available for distribution to holders of our equity securities

The terms of the agreements governing our indebtedness, including our secured indebtedness with Whitebox and the indenture governing the 2020 Notes, may restrict our ability to engage in certain transactions.

The terms of the agreements governing our indebtedness, including our secured indebtedness with Whitebox and the indenture governing the 2020 Notes, may prohibit us from engaging in certain actions, including disposing of certain assets, granting or otherwise allowing the imposition of a lien against certain assets, incurring certain kinds of additional indebtedness, acquiring or merging with other entities, or making dividends and other restricted payments unless we receive the prior approval of the requisite lenders or the requisite holders of the 2020 Notes. If we are unable to obtain such approval, we could be prohibited from engaging in transactions which could be beneficial to our business and our stockholders or could be forced to repay such indebtedness in full.

The indenture governing the 2020 Notes may prohibit us from engaging in certain mergers or acquisitions and if a fundamental change of the Company occurs prior to the maturity date of the 2020 Notes, holders of the 2020 Notes will have the right, at their option, to require us to repurchase all or a portion of their 2020 Notes and, in certain circumstances, to pay the holders of 2020 Notes a make-whole payment equal to the aggregate amount of interest that would have been payable on such 2020 Notes from the repurchase date through the maturity date of such 2020 Notes. With respect to the 2020 Notes, we have the right to increase the conversion rate of the 2020 Notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. In addition, if a fundamental transaction occurs, holders of some of our warrants, including the Series N warrants offered hereby, will have the right, at their option, to require us to repurchase the unexercised portion of such warrants for an amount in cash equal to the value of such warrants, as determined in accordance with the Black Scholes option pricing model and the terms of such warrants. These and other provisions could prevent or deter a third party from acquiring us, even where the acquisition could be beneficial to you.

The conversion or exercise prices, as applicable, of the 2020 Notes and warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, can fluctuate under certain circumstances which, if triggered, can result in potentially material further dilution to our stockholders.

The conversion price of the 2020 Notes can fluctuate in certain circumstances, including in the event that there is a dividend or distribution paid on shares of our common stock or a subdivision, combination or reclassification of our common stock. In such instances, the conversion price of the 2020 Notes can fluctuate materially lower than the current conversion price of $0.7359 per share or 1.3589 shares per $1.00 of principal.

The number of shares of common stock for which certain of our warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, are exercisable may be adjusted in the event that we undertake certain stock dividends, splits, combinations, distributions, and the price at which such shares of common stock may be purchased upon exercise of such warrants may be adjusted in the event that we undertake certain issuances of common stock or convertible securities at prices lower than the then-current exercise price for such warrants. These provisions could result in substantial dilution to investors in our common stock.

The interest rates of the 2020 Notes can fluctuate under certain circumstances which, if triggered, can result in potentially material further dilution to our stockholders.

The interest rates of the 2020 Notes can fluctuate in certain circumstances, including in the event of a default of our obligations under the indenture governing the 2020 Notes or the registration rights agreements, if any, entered into in connection with such notes. In addition, the interest on the 2020 Notes may be payable in-kind. As we may pay a portion of the interest on the 2020 Notes in kind, by either increasing the principal amount of the outstanding 2020 Notes or issuing additional 2020 Notes, any increase to the interest rate applicable to the 2020 Notes could result in additional dilution to investors in our common stock.

We may not have the ability to pay interest on the 2020 Notes, repurchase or redeem the 2020 Notes, if applicable, or repay the 2020 Notes at maturity.

If a fundamental change (as defined in the indenture governing the 2020 Notes) occurs, holders of the 2020 Notes may require us to repurchase, for cash, all or a portion of their 2020 Notes. In such circumstance we would be required to offer to repurchase the 2020 Notes at 100% of principal plus accrued and unpaid interest to, but not including, the repurchase date. We would also be required to pay the holders of the 2020 Notes a fundamental change make-whole payment equal to the aggregate amount of interest that would have otherwise been payable on such notes to, but not including, the maturity date of such notes. If we elect to redeem the 2020 Notes prior to their maturity, the redemption price of any 2020 Notes redeemed by us will be paid for in cash. Our ability to pay the interest on the 2020 Notes, to repurchase or redeem the 2020 Notes, to refinance our indebtedness and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that we will maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay the interest on the 2020 Notes, to repurchase or redeem the 2020 Notes, to pay any cash amounts that may become due upon conversion of the 2020 Notes or repay the 2020 Notes at maturity, or that our cash needs will not increase. In addition, any such repurchase or redemption of the 2020 Notes, even if such action would be in our best interests, may result in a default under the agreements governing our indebtedness unless we are able to obtain the applicable lender’s consent prior to the taking of such action.

Our failure to repurchase tendered 2020 Notes at a time when the repurchase is required by the indenture governing such notes would constitute a default under such notes and would permit holders of such notes to accelerate our obligations under such notes. Such default may also lead to a default under the agreements governing any of our current and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and repurchase the 2020 Notes or make cash payments upon conversions thereof.

If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and meet our other needs, we may have to refinance all or a portion of our indebtedness, obtain additional funds through public or private debt or equity financings, reduce expenditures or sell assets that we deem necessary to our business. Our ability to take some or all of these actions will be subject to certain limitations in the agreements governing our indebtedness, including our secured indebtedness with Whitebox, and we cannot assure you that any of these measures would be possible or that any additional financing could be obtained on favorable terms, or at all. The inability to obtain additional financing on commercially reasonable terms could have a material adverse effect on our financial condition, which could cause the value of your investment to decline. Additionally, if we were to conduct a public or private offering of securities, any new offering would be likely to dilute our stockholders’ equity ownership.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies.

We may, subject to certain limitations in the agreements governing our indebtedness, including our secured indebtedness with Whitebox, seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and licensing arrangements. To the extent that we raise additional capital through the sale or issuance of equity, warrants or convertible debt securities, the ownership interest of our existing shareholders will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a stockholder. If we raise capital through debt financing, it may involve agreements that include covenants further limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships or licensing agreements with third parties, we may have to relinquish valuable rights to our technologies, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our development and commercialization efforts.

The issuance of share-based payment awards under our stock incentive plan may cause dilution to our existing stockholders and may affect the market price of our common stock.

We have used, and in the future we may continue to use, stock options, stock grants and other equity-based incentives, either pursuant to the 2010 Plan, or outside of the 2010 Plan, to provide motivation and compensation to our directors, officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing shareholders and could result in a decline in the value of our stock price.

As of March 31, 2018, there were 46,431 shares subject to outstanding options that are or will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements and Rules 144 and 701 under the Securities Act. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our common stock, which in turn may have an adverse effect upon the trading price of our warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby.

As of March 31, 2018, there were 133,607 shares of common stock available for future grant under our 2010 Plan and 3,802 shares of common stock reserved for issuance under our Employee Stock Purchase Plan. These shares can be freely sold in the public market upon issuance and once vested.

We may pay vendors in stock as consideration for their services; this may result in additional costs and may cause dilution to our existing stockholders.

In order for us to preserve our cash resources, we may in the future pay vendors, including technology partners, in shares, warrants or options to purchase shares of our common stock rather than cash. Payments for services in stock may materially and adversely affect our stockholders by diluting the value of outstanding shares of our common stock. In addition, in situations where we agree to register the shares issued to a vendor, this will generally cause us to incur additional expenses associated with such registration.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. As a result, only appreciation of the price of our common stock, which may never occur, will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline. The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us or our business.

We do not have any control over securities or industry analysts. If one or more of the analysts who cover us downgrade our common stock or change their opinion of our common stock, our common stock price would likely decline which in turn would likely cause a decline in the value of our warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, and 2020 Notes. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our common stock price and the price of our warrants, including the Series N warrants and the pre-funded Series O warrants offered hereby, to decline or the trading volume of such securities to decline.

We are subject to anti-takeover provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and under Delaware law that could delay or prevent an acquisition of the Company, even if the acquisition would be beneficial to our stockholders.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may delay or prevent an acquisition of the Company. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws provide for a board of directors that is divided into three classes with staggered three-year terms, provide that all stockholder action must be effected at a duly called meeting of the stockholders and not by a consent in writing, and further provide that only our board of directors may call a special meeting of the stockholders. These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management team. Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits, with some exceptions, stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Finally, our charter documents establish advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings. Although we believe these provisions together provide an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer to acquire the Company may be considered beneficial by some stockholders.

Risks Related to our Business and Strategy

We have substantial indebtedness outstanding and may incur additional indebtedness in the future. Our indebtedness exposes us to risks that could adversely affect our business, financial condition and results of operations.

As of March 31, 2018, we had approximately $16.7 million in outstanding 2020 Notes, which were issued to Whitebox in June 2017. In addition, we and any current and future subsidiaries of ours may incur substantial additional debt in the future, subject to the specified limitations in our existing financing documents and the indenture governing the 2020 Notes. If new debt is added to our or any of our subsidiaries’ debt levels, the risks described in “—Risks Related to this Offering and Owning Our Securities” could intensify.

Our current and future indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

●	increasing our vulnerability to adverse economic and industry conditions;
●	limiting our ability to obtain additional financing;
●	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;
●	limiting our flexibility in planning for, or reacting to, changes in our business; and
●	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our existing indebtedness or any other indebtedness which we may incur in the future, we would be in default, which could permit the holders of our indebtedness, including the 2020 Notes, to accelerate the maturity of such indebtedness. Any default under such indebtedness could have a material adverse effect on our business, results of operations and financial condition.

In particular, our indebtedness with Whitebox is secured by liens on substantially all of our assets, including our intellectual property. If we are unable to satisfy our obligations under such instruments, Whitebox could foreclose on our assets, including our intellectual property. Any such foreclosure could force us to substantially curtail or cease our operations which could have a material adverse effect on our business, financial condition and results of operations.

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our audited financial statements for the year ended December 31, 2017, were prepared under the assumption that we would continue our operations as a going concern.  Our independent registered public accounting firm for the year ended December 31, 2017 included a “going concern” emphasis of matter paragraph in its report on our financial statements as of, and for the year ended, December 31, 2017, indicating that the amount of working capital at December 31, 2017 was not sufficient to meet the cash requirements to fund planned operations  through the period that is one year after the date our 2017 financial statements are issued without additional sources of cash, which raises substantial doubt about our ability to continue as a going concern. Uncertainty concerning our ability to continue as a going concern may hinder our ability to obtain future financing. Continued operations and our ability to continue as a going concern are dependent on our ability to obtain additional funding in the near future and thereafter, and there are no assurances that such funding will be available to us at all or will be available in sufficient amounts or on reasonable terms.

Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. Based on our current operating plan, existing working capital at December 31, 2017 was not sufficient to meet the cash requirements to fund planned operations through the period that is one year after the date our 2017 financial statements are issued unless we are able to restructure and extend our debt obligations and/or raise additional capital to fund operations. Without additional funds from private and/or public offerings of debt or equity securities, sales of assets, sales of our licenses of intellectual property or technologies, or other transactions, we will exhaust our resources and will be unable to continue operations beyond the fourth quarter of 2018. Assuming we receive the maximum amount of proceeds from this offering that we are seeking, we expect to be unable to continue operations beyond the second half of 2019. If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us.

We have a history of net losses, and we may not achieve or maintain profitability.

We incurred net losses of $2.5 million and $5.9 million during the three months ended March 31, 2018 and 2017, respectively, and $24.6 million, $37.2 million, and $36.2 million during the years ended December 31, 2017, 2016 and 2015, respectively. As of March 31, 2018 and December 31, 2017, we had an accumulated deficit of $403.9 million and $401.4 million, respectively. We expect to incur losses and negative cash flows from operating activities for the foreseeable future. We currently derive revenue primarily from the sale of ethanol, isobutanol and related products at the Luverne Facility, although over certain periods of time, we may and have operated the plant for the sole production of ethanol and related products to maximize cash flows.

Additionally, we have generated limited revenue from the sale of products such as ATJ, isooctane and isooctene produced from isobutanol that has been used for commercial flights with Alaska Airlines, jet engine qualification and flight demonstration by the U.S. Air Force and other branches of the U.S. military, as well as specialty gasoline applications such as racing fuel.  We have also generated revenue through grants and cooperative agreements.  If we are unable to obtain new grants, cooperative agreements or product supply contracts, our revenues could be adversely affected.

Furthermore, we expect to spend significant amounts on the further development and commercial implementation of our technology. Our technology is designed to permit the Retrofit of existing ethanol production facilities.  A “Retrofit” means either (i) modifying an existing ethanol production facility whereby equipment is added to the facility and the existing fermenters are used to produce isobutanol rather than ethanol, or (ii) modifying an existing ethanol facility to add fermenters and other equipment such that the facility is capable of producing both ethanol and isobutanol simultaneously “side by side.”

We also expect to spend significant amounts acquiring and deploying additional equipment to attain final product specifications that may be required by future customers, on marketing, general and administrative expenses associated with our planned growth, on management of operations as a public company, and on debt service obligations. In addition, the cost of preparing, filing, prosecuting, maintaining and enforcing patent, trademark and other intellectual property rights and defending ourselves against claims by others that we may be violating their intellectual property rights may be significant.

In particular, over time, costs related to defending the validity of our issued patents and challenging the validity of the patents of others at the U.S. Patent and Trademark Office (“USPTO”) may be significant. As a result, even if our revenues increase substantially, we expect that our expenses will exceed revenues for the foreseeable future. We do not expect to achieve profitability during the foreseeable future, and may never achieve it. If we fail to achieve profitability, or if the time required to achieve profitability is longer than we anticipate, we may not be able to continue our business. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We will require substantial additional financing to achieve our goals, and a failure to obtain this capital when needed or on acceptable terms could force us to delay, limit, reduce or terminate our development and commercialization efforts.

Significant portions of our resources have been dedicated to research and development, as well as demonstrating the effectiveness of our technology through the Retrofit of the Luverne Facility. We believe that we will continue to expend substantial resources for the foreseeable future on further developing our technologies, developing future markets for our products, and constructing facilities necessary for the production of our products on a commercial scale. These expenditures may include costs associated with research and development, accessing existing ethanol plants, Retrofitting or otherwise modifying the plants to produce our products, obtaining government and regulatory approvals, acquiring or constructing storage facilities and negotiating supply agreements for the products we produce. In addition, other unanticipated costs may arise. Because the costs of developing our technology at a commercial scale are highly uncertain, we cannot reasonably estimate the amounts necessary to successfully commercialize our production.

To date, we have funded our operations primarily through equity offerings, issuances of debt, borrowing under our secured debt financing arrangements and revenues earned primarily from the sale of ethanol. Based on our current plans and expectations, we will require additional funding to achieve our goals. In addition, the cost of preparing, filing, prosecuting, maintaining and enforcing patent, trademark and other intellectual property rights and defending against claims by others that we may be violating their intellectual property rights may be significant. Moreover, our plans and expectations may change as a result of factors currently unknown to us, and we may need additional funds sooner than planned and may seek to raise additional funds through public or private debt or equity financings in the near future. We may also choose to seek additional capital sooner than required due to favorable market conditions or strategic considerations.

Our future capital requirements will depend on many factors, including:

●	the timing of and costs of adding unit operations to achieve low-carbon ethanol;
●	the timing of, and costs involved in building out a full scale isobutanol and hydrocarbons plant;
●	the timing of, and costs involved in obtaining permits;
●	the ability for us to deploy strains of yeast with improved performance that help to lower capital cost;
●	the costs involved in acquiring and deploying additional equipment to attain final product specifications including at the Luverne Facility, that may be required by future customers;
●	the costs involved in increasing production capacity of our products, including at the Luverne Facility;
●	our ability to negotiate agreements supplying suitable biomass to our plants, and the timing and terms of those agreements;
●	the timing of, and the costs involved in developing adequate storage facilities for the products we produce;
●	our ability to gain market acceptance for isobutanol as a specialty chemical, gasoline blendstock and as a raw material for the production of hydrocarbons;
●	our ability to negotiate supply agreements for the products we produce, and the timing and terms of those agreements, including terms related to sales price;
●	our ability to negotiate sales of our products and the timing and terms of those sales, including terms related to sales price;
●	our ability to sell the iDGs left as a co-product of fermenting isobutanol from corn as animal feedstock;
●	our ability to establish and maintain strategic partnerships, licensing or other arrangements and the timing and terms of those arrangements; and
●

the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent, trademark and other intellectual property claims, including litigation costs and the outcome of such litigation.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. In addition, our ability to raise additional funds will be subject to certain limitations in the agreements governing our indebtedness, including the 2020 Notes. If needed funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate:

●	our research and development activities;
●	our plans to build out additional isobutanol and hydrocarbon capacity;
●	our plans to operate our ethanol plant
●	our production of products at the Luverne Facility;
●	our production of hydrocarbons at the demonstration plant located at the South Hampton facility near Houston, Texas, or any other future facilities;
●

our efforts to prepare, file, prosecute, maintain and enforce patent, trademark and other intellectual property rights and defend against claims by others that we may be violating their intellectual property rights; and/or

●	our activities in developing storage capacity and negotiating supply agreements that may be necessary for the commercialization of our products.

We may need to cease production at the Luverne Facility due to the condition of two of our fermentation vessels, unless repaired.

As an older production facility, the Luverne Facility is more susceptible to maintenance issues that result in production challenges than newer production facilities. In the second quarter of 2017, we hired a third-party engineering firm to test the structural integrity of two of our oldest fermentation vessels. These fermentation vessels are fabricated from carbon steel and are dedicated to ethanol production. Currently it is estimated that these two fermentation vessels likely have approximately one year and two months, respectively, of useful life remaining under the current operating strategy unless they are replaced or repaired. The cost to repair these fermenters is estimated at $250,000 each. If we did not repair at least one of these fermenters in the next 12 months, it is possible we may have to shut down ethanol production until repaired. If we were to shut down ethanol production, neither could we produce isobutanol.  Any such production stoppages or costs incurred to repair or replace such vessels could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to successfully negotiate final, binding terms related to our current non-binding isobutanol, ATJ and other hydrocarbon supply and distribution agreements, which could harm our commercial prospects.

From time-to-time, we agree to preliminary terms regarding supplying isobutanol or the products derived from it to various companies for their use or further distribution. We may be unable to negotiate final terms with these or other companies in a timely manner, or at all, and there is no guarantee that the terms of any final agreement will be the same or similar to those currently contemplated in our preliminary agreements. Final terms may include less favorable pricing structures or volume commitments, more expensive delivery or purity requirements, reduced contract durations and other adverse changes. Delays in negotiating final contracts could slow our initial isobutanol commercialization, and failure to agree to definitive terms for sales of sufficient volumes of isobutanol could prevent us from growing our business. To the extent that terms in our initial supply and distribution contracts may influence negotiations regarding future contracts, the failure to negotiate favorable final terms related to our current preliminary agreements could have an especially negative impact on our growth and profitability. Additionally, we have not demonstrated that we can meet the production levels contemplated in our current non-binding supply agreements. If our production scale-up proceeds more slowly than we expect, or if we encounter difficulties in successfully completing the planned expansion of the Luverne Facility, potential customers, including those with whom we have current letters of intent, may be less willing to negotiate definitive supply agreements, or demand terms less favorable to us, and our performance may suffer.

The Luverne Facility is our first commercial ethanol and isobutanol production facility, and, as such, we may be unable to produce planned quantities of ethanol and isobutanol and any such production may be costlier than we anticipate.

Since commencing initial startup operations for the production of isobutanol at the Luverne Facility in May 2012, we have encountered some production challenges, including contamination issues, which have resulted in lower than planned isobutanol production. While we have resumed production of isobutanol at the Luverne Facility, this is our first commercial isobutanol production facility and we may encounter further production challenges, including, but not limited to, being unable to manage plant contamination, and we may add additional processing steps or incur additional capital expenditures to achieve our target customers’ product specifications and/or to increase production levels at the facility.

The Luverne Facility has the capability, with certain capital improvements, to produce low-carbon ethanol side-by-side with low-carbon isobutanol, in addition to renewable jet fuel and isooctane and other related products that can be made from isobutanol. Furthermore, by investing additional capital at the Luverne Facility, we believe that we can lower the carbon intensity (i.e. lower the carbon dioxide emissions from the plant) creating additional profit margin opportunities in low-carbon markets for ethanol, as well as for our isobutanol and its derivative hydrocarbon products. However, we cannot assure you that we will be able to secure adequate financing to make such improvements or that our capital investments at the Luverne Facility will successfully lower the carbon intensity and/or create additional profit margin opportunities.

In addition, the Luverne Facility was constructed in 1998.  As an older production facility, the Luverne Facility may be more susceptible to maintenance issues that result in production challenges than newer production facilities.  Any such production challenges may delay our ramp up of production capacity, prevent us from producing significant quantities of isobutanol, significantly increase our cost to produce isobutanol, or cause us to switch to producing ethanol or produce both products simultaneously, which could have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in the price of corn and other feedstocks may affect our cost structure.

Our approach to the biofuels and chemicals markets will be dependent on the price of corn and other feedstocks that will be used to produce ethanol and isobutanol. A decrease in the availability of plant feedstocks or an increase in the price may have a material adverse effect on our financial condition and operating results. At certain levels, prices may make these products uneconomical to use and produce, as we may be unable to pass the full amount of feedstock cost increases on to our customers.

The price and availability of corn and other plant feedstocks may be influenced by general economic, market and regulatory factors. These factors include weather conditions, farming decisions, government policies and subsidies with respect to agriculture and international trade, and global demand and supply. For example, corn prices may increase significantly in response to drought conditions in the Midwestern region of the U.S. and any resulting decrease in the supply of corn could lead to the restriction of corn supplies, which in turn could cause further increases in the price of corn. The significance and relative impact of these factors on the price of plant feedstocks is difficult to predict, especially without knowing what types of plant feedstock materials we may need to use.

Fluctuations in the price and availability of natural gas may harm our performance.

The Luverne Facility uses significant amounts of natural gas to produce ethanol. Accordingly, our business is dependent upon natural gas supplied by third parties. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions are affected by factors beyond our control, such as weather conditions, overall economic conditions and governmental regulations. Should the price of natural gas increase, our performance could suffer. Likewise, disruptions in the supply of natural gas could have a material impact on our business and results of operations.

Fluctuations in petroleum prices and customer demand patterns may reduce demand for biofuels and bio-based chemicals.

We anticipate marketing our biofuel as an alternative to petroleum-based fuels. Therefore, if the price of oil falls, any revenues that we generate from biofuel products could decline, and we may be unable to produce products that are a commercially viable alternative to petroleum-based fuels. Additionally, demand for liquid transportation fuels, including biofuels, may decrease due to economic conditions or otherwise. We will encounter similar risks in the chemicals industry, where declines in the price of oil may make petroleum-based hydrocarbons less expensive, which could reduce the competitiveness of our bio-based alternatives.

Changes in the prices of distiller’s grains and iDGs could have a material adverse effect on our financial condition.

We sell distiller’s grains as a co-product from the production of ethanol at the Luverne Facility during any period in which the production of isobutanol is temporarily paused and our management decides that the Luverne Facility will be temporarily reverted to ethanol production, or during periods in which we produce both isobutanol and ethanol simultaneously. We may also sell distiller’s grains produced by other ethanol facilities that we acquire, enter into a joint venture or tolling arrangement with, or license to in the future. We also sell the iDGs that are produced as a co-product of our commercial isobutanol production. Distiller’s grains and iDGs compete with other animal feed products, and decreases in the prices of these other products could decrease the demand for and price of distiller’s grains and iDGs. Additionally, we have produced limited quantities of commercial iDGs and, as such, there is a risk that our iDGs may not meet market requirements. If the price of distiller’s grains and iDGs decreases or our iDGs do not meet market requirements, our revenue from the sale of distiller’s grains and future revenue from the sale of iDGs could suffer, which could have a material adverse effect on our financial condition.

To the extent that we produce ethanol before commencing isobutanol production, or during periods in which we make the strategic decision to revert to ethanol production, or produce both products simultaneously, we will be vulnerable to fluctuations in the price of and cost to produce ethanol.

We believe that, like the Luverne Facility, the other third-party ethanol production facilities we access can continue to produce ethanol during most of the Retrofit process. In certain cases, we may obtain income from this ethanol production. Further, we have designed our isobutanol production technology (including the Retrofit of the Luverne Facility) to allow us to revert to ethanol production at certain facilities, or produce both products simultaneously, when the economic conditions for ethanol production make such production desirable. Our earnings from ethanol revenue will be dependent on the price of, demand for and cost to produce ethanol. Decreases in the price of ethanol, whether caused by decreases in gasoline prices, changes in regulations, seasonal fluctuations or otherwise, will reduce our revenues, while increases in the cost of production will reduce our margins. To the extent that ethanol production costs increase or price decreases, earnings from ethanol production could suffer, which could have a material adverse effect on our business.

Sustained narrow commodity margins may cause us to operate at a loss or to reduce or suspend production of ethanol and/or isobutanol at the Luverne Facility, and we may or may not be able to recommence production when margins improve.

Our results from operations will be substantially dependent on commodity prices. Many of the risks associated with volatile commodity prices, including fluctuations in feedstock costs and natural gas costs, apply both to the production of ethanol and isobutanol. Sustained unfavorable commodity prices may cause our combined revenues from sales of ethanol, isobutanol and related co-products to decline below our marginal cost of production. As market conditions change, our management may decide to reduce or suspend production of ethanol and/or isobutanol at the Luverne Facility.

The decision to reduce or suspend production at a facility may create additional costs related to continued maintenance, termination of staff, certain unavoidable fixed costs, termination of customer contracts and increased costs to increase or recommence production in the future. These costs may make it difficult or impractical to increase or recommence production of ethanol and/or isobutanol at the Luverne Facility even if margins improve. In addition, any reduction or suspension of the production of ethanol and/or isobutanol at the Luverne Facility may slow or stop our commercialization process, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in the development of individual steps in the production of commercial quantities of low-carbon ethanol or isobutanol from plant feedstocks in a timely or economic manner, or at all.

As of the date of this prospectus, we have not produced any low-carbon ethanol and we have produced only limited quantities of isobutanol at commercial scale. We may not be successful producing low-carbon ethanol and we may not be successful in increasing our production of isobutanol from these limited production levels.

Our future success depends on our ability to produce commercial quantities of low-carbon ethanol and isobutanol in a timely and economic manner. While we have produced isobutanol using our biocatalysts at the Luverne Facility in commercial-scale fermenters, our biocatalysts have not yet produced isobutanol at fully optimized levels in fermenters typical of full scale operation at a commercial facility. The risk of contamination and other problems rises as we increase the scale of our isobutanol production. If we are unable to successfully manage these risks, we may encounter difficulties in achieving our target isobutanol production yield, rate, concentration or purity at a commercial scale, which could delay or increase the costs involved in commercializing our isobutanol production.

The technological and logistical challenges associated with producing, marketing, selling and distributing low-carbon ethanol and isobutanol are extraordinary, and we may not be able to resolve any difficulties that arise in a timely or cost-effective manner, or at all.

Prior to our purchase of the Luverne Facility, we had never operated or built (through Retrofit or otherwise) a commercial ethanol or isobutanol facility. We believe that we understand the engineering and process characteristics necessary to successfully build the additional facilities that we are contemplating and to scale up to larger facilities. We expect to incur additional capital expenditures to produce low-carbon ethanol and increase low-carbon ethanol and isobutanol production levels at the Luverne Facility. Our assumptions, however, may prove to be incorrect. Accordingly, we cannot be certain that we can consistently produce low-carbon ethanol and isobutanol in an economical manner in commercial quantities. If our costs to build a commercial facility to produce low-carbon ethanol and/or to increase isobutanol production are significantly higher than we expect or if we fail to consistently produce low-carbon ethanol and/or isobutanol economically on a commercial scale or in commercial volumes, our commercialization of low-carbon ethanol, isobutanol and our business, financial condition and results of operations will be materially adversely affected.

We have entered into a licensing agreement with Porta Hnos S.A. (“Porta”) to Retrofit their facility in Argentina, and the production of isobutanol at the Porta facility could be delayed and, as a result, any royalties or other revenues expected to be derived from the licensing agreement may be delayed.

In January 2016, we entered into a license agreement and joint development agreement with Porta to construct multiple isobutanol plants in Argentina using corn as a feedstock, the first of which is expected to be wholly owned by Porta (the “Porta Facility”).  The plant is expected to have a production capacity of up to five million gallons of isobutanol per year. Once the plant is operational, Gevo expects to generate revenues from this licensing arrangement, through royalties, sales and marketing fees, and other revenue streams such as yeast sales.  The agreements also contemplate Porta constructing at least three additional isobutanol plants for certain of their existing ethanol plant customers. For these projects, Gevo would be the direct licensor of its technology and the marketer for any isobutanol produced, and would expect to receive all royalties and sales and marketing fees generated from these projects. Porta would provide the engineering, procurement and construction (“EPC”) services for the projects. The production capacity of these additional plants is still to be determined.

Although we will be able to apply our experience from the Retrofit of the Luverne Facility, no two ethanol facilities are exactly alike, and each Retrofit or construction project will require individualized engineering and design work.  Unexpected difficulties unique to the Porta Facility may cause delays in commencing production, and there is no guarantee that we will be successful in properly completing the project. Any such unexpected difficulties could delay or limit the revenues that we are able to derive from the licensing arrangement with Porta.  Moreover, there can be no assurances that the Retrofit of the Porta facility will ever be completed or Porta will construct other isobutanol plants as contemplated.  If the Porta Facility project is not completed or if Porta does not construct additional isobutanol facilities, Gevo will not generate any revenue.  In addition, if Porta experiences delays or is unsuccessful in completing the Porta Facility project, this may limit our ability to license its technology to others, which could reduce the scope of our business plan and have a material adverse effect on our results of operations. In addition, if we experience delays or are unsuccessful in completing the Porta Facility project, this may limit our ability to license our technology to others, which could reduce the scope of our business plan and have a material adverse effect on our results of operations.

Our development strategy relies on our relationships with partners such as Praj Industries Limited (“Praj”) and Porta.

In November 2015, we entered into a joint development agreement and a development license agreement with Praj with the goal for Praj to adapt our isobutanol technology to using non-corn based sugars and lignocellulose feedstocks. Praj is one of the leading suppliers of EPC services to the ethanol industry globally, having provided such services to approximately 350 ethanol plants across 65 countries. As a result, we believe that our alliance with Praj will allow us to more quickly achieve commercial-scale production of isobutanol derived from feedstock outside of the U.S. Porta is a leading supplier of EPC services to the ethanol industry in South America. As a result, we believe that our alliance with Porta will allow us to more quickly achieve commercial-scale production of isobutanol in Argentina and potentially elsewhere in South America. However, Praj and Porta may fail to fulfill their obligations to us under our agreements with them such as failing to meet milestones associated with our joint development agreement. If Praj and Porta fail to fulfill their obligations to us under our agreements, our ability to realize continued development and commercial benefits from our alliance could be affected and our business and prospects could be harmed.

In addition, we may be unable to secure other partners beyond Praj and Porta to assist us in developing commercial isobutanol projects globally. If we are unable to secure such additional partnerships, our business and prospects could be harmed.

Our facilities and processes may fail to produce products at the volumes, rates and costs we expect.

Some or all of our future production facilities may be in locations distant from corn or other feedstock sources, which could increase our feedstock costs or prevent us from acquiring sufficient feedstock volumes for commercial production. General market conditions might also cause increases in feedstock prices, which could likewise increase our production costs.

Even if we secure access to sufficient volumes of feedstock, our production facilities may fail to perform as expected. The equipment and subsystems that we install in our production facilities may never operate as planned. Our systems may prove incompatible with the original facility, or require additional modification after installation. Unexpected problems may force us to cease or delay production and the time and costs involved with such delays may prove prohibitive. Any or all of these risks could prevent us from achieving the production throughput and yields necessary to achieve our target annualized production run rates and/or to meet the volume demands or minimum requirements of our customers, including pursuant to definitive supply or distribution agreements that we may enter into, which may subject us to monetary damages. Failure to achieve these rates or meet these minimum requirements, or achieving them only after significant additional expenditures, could substantially harm our commercial performance.

We may be unable to produce isobutanol, ATJ or other products in accordance with customer specifications.

Even if we produce isobutanol, ATJ or other products at our targeted rates, we may be unable to produce these products to meet customer specifications, including those defined in ASTM D7862 “Standard Specification for Butanol for Blending with Gasoline for Use as Automotive Spark-Ignition Engine Fuel” or ASTM D7566 “Standard Specifications for Aviation Turbine Fuel Containing Synthesized Hydrocarbons.” We may need to add additional processing steps or incur capital expenditures in order to meet customer specifications which could add significant costs to our production process. If we fail to meet specific product or volume specifications contained in a supply agreement, the customer may have the right to seek an alternate supply of isobutanol and/or terminate the agreement completely, and we could be required to pay shortfall fees or otherwise be subject to damages. A failure to successfully meet the specifications of our potential customers could decrease demand, and significantly hinder market adoption of our products.

We lack significant experience operating commercial-scale ethanol and isobutanol facilities, and may encounter substantial difficulties operating commercial plants or expanding our business.

We have very limited experience operating commercial-scale ethanol and isobutanol facilities concurrently. Accordingly, we may encounter significant difficulties operating at a commercial scale once both production facilities are built out in a side-by-side operation. We believe that our future facilities will, like the Luverne Facility, be able to continue producing ethanol during much of the Retrofit process. We will need to successfully administer and manage this production. Although the employees at the Luverne Facility are experienced in the operation of ethanol facilities, and our future development partners or the entities that we acquire may likewise have such experience, we may be unable to manage ethanol-producing operations, especially given the possible complications associated with a simultaneous Retrofit. Once we complete a commercial Retrofit, operational difficulties may increase, because neither we nor anyone else has significant experience operating a pure isobutanol fermentation facility at a commercial scale. The skills and knowledge gained in operating commercial ethanol facilities or small-scale isobutanol plants may prove insufficient for successful operation of a large-scale isobutanol facility, and we may be required to expend significant time and money to develop our capabilities in isobutanol facility operation. We may also need to hire new employees or contract with third parties to help manage our operations, and our performance will suffer if we are unable to hire qualified parties or if they perform poorly.

We may face additional operational difficulties as we further expand our production capacity. Integrating new facilities with our existing operations may prove difficult. Rapid growth, resulting from our operation of, or other involvement with, isobutanol facilities or otherwise, may impose a significant burden on our administrative and operational resources. To effectively manage our growth and execute our expansion plans, we will need to expand our administrative and operational resources substantially and attract, train, manage and retain qualified management, technicians and other personnel. We may be unable to do so. Failure to meet the operational challenges of developing and managing increased production of isobutanol and/or ethanol, or failure to otherwise manage our growth, may have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty adapting our technology to commercial-scale fermentation, which could delay or prevent our commercialization of isobutanol.

While we have demonstrated the ability to produce isobutanol under the demonstration plant operating conditions and under commercial scale operating conditions at the Luverne Facility, and we have succeeded in reaching our commercial fermentation performance targets for isobutanol concentration, fermentation productivity and isobutanol yield in laboratory tests, we have not yet reached all performance targets in a commercial plant environment at the larger scale we contemplate constructing involving multiple fermenters. Ultimately, our yeast biocatalyst may not be able to meet the commercial performance targets in a timely manner, or ever. In addition, the risk of contamination and other problems may increase as we seek to ramp up our production capacity, which could negatively impact our cost of production or require additional capital expenditures to solve for these problems. If we encounter difficulties in optimizing our production, our commercialization of isobutanol and our business, financial condition and results of operations will be materially adversely affected.

We may have difficulties gaining market acceptance and successfully marketing our ethanol, isobutanol and other hydrocarbon products to customers, including chemical producers, fuel distributors and refiners.

A key component of our business strategy to become profitable is to invest capital to upgrade the Luverne Facility to primarily produce low-carbon ethanol for the California market, and a key component of our business strategy is to market our isobutanol and other hydrocarbon products to chemical producers, fuels distributors, refiners and other fuel and chemical industry market participants. We have no experience marketing ethanol to the California market or isobutanol on a commercial scale and we may fail to successfully negotiate marketing agreements in a timely manner or on favorable terms. If we fail to successfully market our ethanol to the California market or isobutanol to refiners, fuels distributors, chemical producers and others, our business, financial condition and results of operations will be materially adversely affected.

We also intend to market our isobutanol to chemical producers for use in making various chemicals such as isobutylene, a type of butene that can be produced through the dehydration of isobutanol. Although a significant market currently exists for isobutylene produced from petroleum, which is widely used in the production of plastics, specialty chemicals, alkylate for gasoline blending and high octane aviation gasoline, no one has successfully created isobutylene on a commercial scale from bio-isobutanol. Therefore, to gain market acceptance and successfully market our isobutanol to chemical producers, we must show that our isobutanol can be converted into isobutylene at a commercial scale. As no company currently dehydrates commercial volumes of isobutanol into isobutylene, we must demonstrate the large-scale feasibility of the process and potentially reach agreements with companies that are willing to invest in the necessary dehydration infrastructure. Failure to reach favorable agreements with these companies, or the inability of their plants to convert isobutanol into isobutylene at sufficient scale, may slow our development in the chemicals market and could significantly affect our profitability.

Obtaining market acceptance in the chemicals industry is complicated by the fact that many potential chemicals industry customers have invested substantial amounts of time and money in developing petroleum-based production channels. These potential customers generally have well-developed manufacturing processes and arrangements with suppliers of chemical components, and may display substantial resistance to changing these processes. Pre-existing contractual commitments, unwillingness to invest in new infrastructure, distrust of new production methods and lengthy relationships with current suppliers may all slow market acceptance of isobutanol.

A very limited market currently exists for isobutanol as a fuel or as a gasoline blendstock. Therefore, to gain market acceptance and successfully market our isobutanol to fuels distributors and refiners, we must effectively demonstrate the commercial advantages of using isobutanol over other biofuels and blendstocks, as well as our ability to produce isobutanol reliably on a commercial scale at a sufficiently low cost. We must show that isobutanol is compatible with existing infrastructure and does not damage pipes, engines, storage facilities or pumps. We must also overcome marketing and lobbying efforts by producers of other biofuels and blendstocks, including ethanol, many of whom may have greater resources than we do. If the markets for isobutanol as a fuel or as a gasoline blendstock do not develop as we currently anticipate, or if we are unable to penetrate these markets successfully, our revenue and growth rate could be materially and adversely affected.

We believe that consumer demand for environmentally sensitive products will drive demand among large brand owners for low-carbon ethanol, isobutanol and renewable hydrocarbon sources. One of our marketing strategies is to leverage this demand to obtain commitments from large brand owners to purchase our products. We believe these commitments will, in turn, promote chemicals industry demand for our isobutanol and hydrocarbon products. If consumer demand for environmentally sensitive products fails to develop at sufficient scale or if such demand fails to drive large brand owners to seek sources of renewable isobutanol or hydrocarbons, our revenue and growth rate could be materially and adversely affected.

We may have difficulties scaling up our hydrocarbon technology, and, as such, we may be unable to produce commercial quantities of our hydrocarbons, and any such production may be costlier than we anticipate

We have developed a hydrocarbon processing plant (the “Silsbee Facility”) in Silsbee, Texas, in partnership with South Hampton Resources, Inc. Currently, the Silsbee Facility can process approximately 6,000 to 7,000 gallons of our isobutanol per month into a variety of renewable hydrocarbons for use as fuels and chemicals. We have demonstrated the ability to convert our isobutanol at this level into products such as ATJ, isooctane, isooctene and par-xylene.

The production and sale of commercial volumes of hydrocarbons such as ATJ, isooctane and isooctene, produced from our isobutanol is anticipated to be an important part of our future business plans. However, we may encounter challenges in scaling up our process to convert isobutanol into hydrocarbon products successfully. In addition, the cost to construct commercial hydrocarbons facilities or the production costs associated with the operation of such facilities may be higher than we project. If we encounter such difficulties, this may significantly impact the development of the markets for our hydrocarbon products and could significantly affect our profitability.

We may be reliant on Butamax to develop certain markets for isobutanol.

As part of the License Agreement entered into with Butamax, it was agreed that Butamax would take the lead in developing the markets for on-road gasoline blendstocks. This would entail progressing the required approvals for these markets, as well as managing the marketing and distribution of our isobutanol and our potential licensee’s isobutanol in these markets beyond certain minimum volumes. If Butamax is unable to obtain the necessary approvals to sell isobutanol into the on-road gasoline blendstock markets, or if it is unsuccessful in building market demand for isobutanol as an on-road gasoline blendstock, our revenue and growth rate could be materially and adversely affected.

We may be required to pay Butamax royalties for selling isobutanol into certain markets, which could hinder our ability to competitively sell our isobutanol into those markets.

As part of the License Agreement entered into with Butamax, it was agreed that we, and our potential licensees, may be required to pay Butamax royalties for selling isobutanol into the on-road gasoline blendstock markets and the chemical isobutylene applications markets beyond certain minimum volumes. The addition of these royalties may make our isobutanol uncompetitive from a price perspective, which may hinder our ability to sell into these markets. If this is the case, our revenue and growth rate could be materially and adversely affected.

Even if we are successful in consistently producing low-carbon ethanol, isobutanol and our hydrocarbon products on a commercial scale, we may not be successful in negotiating sufficient supply agreements for our production.

We expect that many of our customers will be large companies with extensive experience operating in the fuels or chemicals markets. As an early stage company, we lack commercial operating experience, and may face difficulties in developing marketing expertise in these fields. Our business model relies upon our ability to successfully negotiate and structure long-term supply agreements for the isobutanol and other products we produce. Certain agreements with existing and potential customers may initially only provide for the purchase of limited quantities from us. For example, our agreement with Alaska Airlines entered into in May 2015 provides for the initial purchase of a limited quantity of our ATJ fuel, and does not obligate Alaska Airlines to purchase any additional quantity of jet fuel in addition to the amount to be initially purchased. Our ability to increase our sales will depend in large part upon our ability to expand these existing customer relationships into long-term supply agreements. Maintaining and expanding our existing relationships and establishing new ones can require substantial investment without any assurance from customers that they will place significant orders. In addition, many of our potential customers may be more experienced in these matters than we are, and we may fail to successfully negotiate these agreements in a timely manner or on favorable terms which, in turn, may force us to slow our production, dedicate additional resources to increasing our storage capacity and/or dedicate resources to sales in spot markets. Furthermore, should we become more dependent on spot market sales, our profitability will become increasingly vulnerable to short-term fluctuations in the price and demand for petroleum-based fuels and competing substitutes.

Even if we are successful in consistently producing low-carbon ethanol, isobutanol and our hydrocarbon products on a commercial scale, we may not be successful in negotiating pricing terms sufficient to generate positive results from operations at the Luverne Facility.

We expect that many of our customers will be large companies with extensive experience operating in the fuels or chemicals markets. As an early stage company, we lack commercial operating experience, and may face difficulties in developing marketing expertise in these fields. Our business model relies upon our ability to negotiate pricing terms for the low-carbon ethanol, isobutanol and other products we produce that generate positive results from the operations of the Luverne Facility. Many of our potential customers may be more experienced in these matters than we are. We may fail to negotiate these agreements in a timely manner, which may force us to dedicate resources to sales in spot markets. If we become more dependent on spot market sales our profitability will become increasingly vulnerable to short-term fluctuations in the price and demand for our products.

Our isobutanol may be less compatible with existing refining and transportation infrastructure than we believe, which may hinder our ability to market our product on a large scale.

We developed our business model based on our belief that our isobutanol is fully compatible with existing refinery infrastructure. For example, when making isobutanol blends, we believe that gasoline refineries will be able to pump our isobutanol through their pipes and blend it in their existing facilities without damaging their equipment. If our isobutanol proves unsuitable for such handling, it will be more expensive for refiners to use our isobutanol than we anticipate, and they may be less willing to adopt it as a gasoline blendstock, forcing us to seek alternative purchasers.

Likewise, our plans for marketing our isobutanol are based upon our belief that it will be compatible with the pipes, tanks and other infrastructure currently used for transporting, storing and distributing gasoline. If our isobutanol or products incorporating our isobutanol cannot be transported with this equipment, we will be forced to seek alternative transportation arrangements, which will make our isobutanol and products produced from our isobutanol more expensive to transport and less appealing to potential customers. Reduced compatibility with either refinery or transportation infrastructure may slow or prevent market adoption of our isobutanol, which could substantially harm our performance.

A sustained low oil price environment may negatively impact the price we receive for the sale of our ethanol, isobutanol and hydrocarbon products.

Many of our end-products such as isobutanol, ethanol and hydrocarbon products have some level of price correlation with crude oil. If crude oil prices were to remain at low levels over a sustained period of time, this may have an impact on the pricing that we are able to achieve in the marketplace for many of those end-products. This may cause us to operate at a lower, or negative, operating margins and, as a result, our management may decide to reduce or suspend production of ethanol and/or isobutanol at the Luverne Facility. Unfavorable operating margins may also impact our ability to enter into commercial agreements with development partners or licensees.

If we engage in additional acquisitions, we will incur a variety of costs and may potentially face numerous risks that could adversely affect our business and operations.

If appropriate opportunities become available, we may acquire businesses, assets, technologies or products to enhance our business in the future. In connection with any future acquisitions, we could, subject to certain limitations in the agreements governing our indebtedness, including our secured indebtedness with Whitebox:

●	issue additional equity securities which would dilute our current stockholders;
●	incur substantial debt to fund the acquisitions; or
●	assume significant liabilities.

Acquisitions involve numerous risks, including problems integrating the purchased operations, technologies or products, unanticipated costs and other liabilities, diversion of management’s attention from our core business, adverse effects on existing business relationships with current and/or prospective partners, customers and/or suppliers, risks associated with entering markets in which we have no or limited prior experience and potential loss of key employees. Other than our acquisition of Luverne, we have not engaged in acquisitions in the past, and do not have experience in managing the integration process. Therefore, we may not be able to successfully integrate any businesses, assets, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. The integration process could divert management time from focusing on operating our business, result in a decline in employee morale and cause retention issues to arise from changes in compensation, reporting relationships, future prospects or the direction of the business. In addition, we may acquire companies that have insufficient internal financial controls, which could impair our ability to integrate the acquired company and adversely impact our financial reporting. If we fail in our integration efforts with respect to acquisitions and are unable to efficiently operate as a combined organization, our business, financial condition and results of operations may be materially adversely affected.

If we engage in additional joint ventures, we will incur a variety of costs and may potentially face numerous risks that could adversely affect our business and operations.

If appropriate opportunities become available, we may enter into joint ventures with the owners of existing ethanol production facilities in order to acquire access to additional isobutanol production capacity. We currently anticipate that in each such joint venture, the ethanol producer would contribute access to its existing ethanol production facility and we would be responsible for Retrofitting such facility to produce isobutanol. Upon completion of the Retrofit, and in some cases the attainment of certain performance targets, both parties to the joint venture would receive a portion of the profits from the sale of isobutanol, consistent with our business model. In connection with these joint ventures, we could incur substantial debt to fund the Retrofit of the accessed facilities and we could assume significant liabilities.

Realizing the anticipated benefits of joint ventures, including projected increases to production capacity and additional revenue opportunities, involves a number of potential challenges. The failure to meet these challenges could seriously harm our financial condition and results of operations. Joint ventures are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs related to such arrangements, including:

●	difficulties negotiating joint venture agreements with favorable terms and establishing relevant performance metrics;
●	difficulties completing the Retrofits of the accessed facilities using our integrated fermentation technology;
●	the inability to meet applicable performance targets related to the production of isobutanol;
●	difficulties obtaining the permits and approvals required to produce and sell our products in different geographic areas;
●	complexities associated with managing the geographic separation of accessed facilities;
●	diversion of management attention from ongoing business concerns to matters related to the joint ventures;
●	difficulties maintaining effective relationships with personnel from different corporate cultures; and
●	the inability to generate sufficient revenue to offset Retrofit costs.

Additionally, our joint venture partners may have liabilities or adverse operating issues that we fail to discover through due diligence prior to entering into the joint ventures. In particular, to the extent that our joint venture partners failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations, we may suffer financial harm and/or reputational harm for these violations or otherwise be adversely affected.

Our joint venture partners may have significant amounts of existing debt and may not be able to service their existing debt obligations, which could cause the failure of a specific project and the loss by us of any investment we have made to Retrofit the facilities owned by the joint venture partner. In addition, if we are unable to meet specified performance targets related to the production of isobutanol at a facility owned by one of our joint venture partners, we may never become eligible to receive a portion of the profits of the joint venture and may be unable to recover the costs of Retrofitting the facility.

Additionally, we plan to be a leading marketer for all isobutanol and co-products produced using our proprietary technology and sold in markets other than on-road gasoline blendstocks including, without limitation, all isobutanol that is produced by any facilities that we access via joint venture. Marketing agreements can be very complex and the obligations that we assume as a leading marketer of isobutanol may be time consuming. We have no experience marketing isobutanol on a commercial scale and we may fail to successfully negotiate marketing agreements in a timely manner or on favorable terms. If we fail to successfully market the isobutanol produced using our proprietary technology to refiners and chemical producers, our business, financial condition and results of operations will be materially adversely affected.

If we lose key personnel, including key management personnel, or are unable to attract and retain additional personnel, it could delay our product development programs and harm our research and development efforts, make it more difficult to pursue partnerships or develop our own products or otherwise have a material adverse effect on our business.

Our business is complex and we intend to target a variety of markets. Therefore, it is critical that our management team and employee workforce are knowledgeable in the areas in which we operate. The departure, illness or absence of any key members of our management, including our named executive officers, or the failure to attract or retain other key employees who possess the requisite expertise for the conduct of our business, could prevent us from developing and commercializing our products for our target markets and entering into partnerships or licensing arrangements to execute our business strategy. In addition, the loss of any key scientific staff, or the failure to attract or retain other key scientific employees, could prevent us from developing and commercializing our products for our target markets and entering into partnerships or licensing arrangements to execute our business strategy. We may not be able to attract or retain qualified employees in the future due to the intense competition for qualified personnel among biotechnology and other technology-based businesses, particularly in the advanced biofuels area, or due to the limited availability of personnel with the qualifications or experience necessary for our renewable chemicals and advanced biofuels business. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that will adversely affect our ability to meet the demands of our partners and customers in a timely fashion or to support our internal research and development programs. In particular, our product and process development programs are dependent on our ability to attract and retain highly skilled scientists. Competition for experienced scientists and other technical personnel from numerous companies and academic and other research institutions may limit our ability to do so on acceptable terms. All of our employees are at-will employees, meaning that either the employee or we may terminate their employment at any time.

Our planned activities will require additional expertise in specific industries and areas applicable to the products and processes developed through our technology platform or acquired through strategic or other transactions, especially in the end markets that we seek to penetrate. These activities will require the addition of new personnel, and the development of additional expertise by existing personnel. The inability to attract personnel with appropriate skills or to develop the necessary expertise could impair our ability to grow our business.

Our government grants are subject to uncertainty, which could harm our business and results of operations.

We have received various government grants, including a cooperative agreement, to complement and enhance our own resources. We may seek to obtain government grants and subsidies in the future to offset all or a portion of our operating costs and the costs of our research and development activities. We cannot be certain that we will be able to secure any such government grants or subsidies. Any new grants that we may obtain may be terminated, modified or recovered by the granting governmental body under certain conditions.

We may also be subject to audits by government agencies as part of routine audits of our activities funded by our government grants. As part of an audit, these agencies may review our performance, cost structures and compliance with applicable laws, regulations and standards. Funds available under grants must be applied by us toward the research and development programs specified by the granting agencies, rather than for all of our programs generally. If any of our costs are found to be allocated improperly, the costs may not be reimbursed and any costs already reimbursed may have to be refunded. Accordingly, an audit could result in an adjustment to our revenues and results of operations.

We may face substantial competition from companies with greater resources and financial strength which could adversely affect our performance and growth.

We may face substantial competition in the markets for ethanol, isobutanol, polyester, rubber, plastics, fibers, other polymers and hydrocarbon fuels. Our competitors include companies in the incumbent petroleum-based industry as well as those in the nascent biorenewable industry. The incumbent petroleum-based industry benefits from a large established infrastructure, production capability and business relationships. The incumbents’ greater resources and financial strength provide significant competitive advantages that we may not be able to overcome in a timely manner. Academic and government institutions may also develop technologies which will compete with us in the chemicals, solvents and blendstock markets.

Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive than other products on the market. Many of our competitors have substantially greater production, financial, research and development, personnel and marketing resources than we do. In addition, certain of our competitors may also benefit from local government subsidies and other incentives that are not available to us. As a result, our competitors may be able to develop competing and/or superior technologies and processes, and compete more aggressively and sustain that competition over a longer period of time than we could. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. As more companies develop new intellectual property in our markets, the possibility of a competitor acquiring patent or other rights that may limit our products or potential products increases, which could lead to litigation. Furthermore, to secure purchase agreements from certain customers, we may be required to enter into exclusive supply contracts, which could limit our ability to further expand our sales to new customers. Likewise, major potential customers may be locked into long-term, exclusive agreements with our competitors, which could inhibit our ability to compete for their business.

In addition, various governments have recently announced a number of spending programs focused on the development of clean technologies, including alternatives to petroleum-based fuels and the reduction of carbon emissions. Such spending programs could lead to increased funding for our competitors or a rapid increase in the number of competitors within those markets.

Our limited resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and market share, adversely affect our results of operations and financial position and prevent us from obtaining or maintaining profitability.

Our future success will depend on our ability to maintain a competitive position with respect to technological advances.

The biorenewable industry is characterized by rapid technological change. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological development by others may impact the competitiveness of our products in the marketplace. Competitors and potential competitors who have greater resources and experience than we do may develop products and technologies that make ours obsolete or may use their greater resources to gain market share at our expense.

We may face significant and substantial competition as it relates to our proprietary biofuels which could adversely affect our performance and growth.

In the ethanol market, we operate in a highly competitive industry in the U.S. According to the Renewable Fuels Association, there are over 200 ethanol facilities in the U.S. with an installed nameplate capacity of almost 15 billion gallons. Some of the key competitors in the U.S. include Archer-Daniels-Midland Company, Green Plains, Inc., POET, LLC and Valero Energy Corporation. We also face competition from foreign producers of ethanol. Brazil is believed to be the world’s second largest ethanol producing country. Many producers have much larger production capacities and operate at a lower cost of production than we do. As a result, these companies may be able to compete more effectively in narrower commodity margin environments.

In the production of isobutanol, we face competition from Butamax. Additionally, a number of companies including Cathay Industrial Biotech, Ltd., Green Biologics Ltd., METabolic Explorer, S.A. and Eastman Chemical Company (which acquired TetraVitae Bioscience, Inc. in November 2011) are developing n-butanol production capability from a variety of renewable feedstocks.

In the gasoline blendstock market, we will compete with our isobutanol against renewable ethanol producers (including those working to produce ethanol from cellulosic feedstocks), producers of alkylate from petroleum and producers of other blendstocks, all of whom may reduce our ability to obtain market share or maintain our price levels.  If any of these competitors succeed in producing blendstocks more efficiently, in higher volumes or offering superior performance than our isobutanol, our financial performance may suffer. Furthermore, if our competitors have more success marketing their products or reach development or supply agreements with major customers, our competitive position may also be harmed.

In the production of other biofuels, including our hydrocarbon products, key competitors include Shell Oil Company, BP, Neste Corporation, Altair Engineering, Inc., Fulcrum Bioenergy, Inc., Red Rocks Biofuels LLC, POET, LLC, ICM, Inc., Mascoma Corporation, Inbicon A/S, INEOS New Planet BioEnergy LLC, Archer Daniels Midland Company, BlueFire Renewables, Inc., Iogen Corporation, and many smaller startup companies. If these companies are successful in establishing low cost cellulosic ethanol or other fuel production, it could negatively impact the market for our isobutanol as a gasoline blendstock. In the markets for the hydrocarbon fuels that we plan to produce from our isobutanol, we will face competition from the incumbent petroleum-based fuels industry. The incumbent petroleum-based fuels industry makes the vast majority of the world’s gasoline, jet and diesel fuels and blendstocks. It is a mature industry with a substantial base of infrastructure for the production and distribution of petroleum-derived products. The size, established infrastructure and significant resources of many companies in this industry may put us at a substantial competitive disadvantage and delay or prevent the establishment and growth of our business in the market for hydrocarbon fuels.

Biofuels companies may also provide substantial competition in the hydrocarbon fuels market. With respect to production of renewable gasoline, biofuels competitors are numerous and include both large established companies and numerous startups. For example, Virent Energy Systems, Inc. has developed a process for making gasoline and gasoline blendstocks. Many other competitors may do so as well. In the jet fuel market, we will face competition from companies such as Synthetic Genomics, Inc., and Exxon-Mobil Corporation that are pursuing production of jet fuel from algae-based technology.  Renewable Energy Group, Inc. and others are also targeting production of jet fuels from vegetable oils and animal fats.  Red Rock Biofuels LLC and others are planning to produce jet fuel from renewable biomass. We may also face competition from companies working to produce jet fuel from hydrogenated fatty acid methyl esters. In the diesel fuels market, competitors such as Amyris Biotechnologies, Inc., Renewable Energy Group, Inc., Fulcrum Bioenergy, Inc., Neste Corporation and Altair Engineering, Inc., have developed technologies for production of alternative hydrocarbon diesel fuel.

Our competitive position in the polyester, rubber, plastics, fibers and other polymers markets versus the incumbent petroleum-derived products and other renewable butanol producers may not be favorable.

In the polyester, rubber, plastics, fibers and other polymers markets, we face competition from incumbent petroleum-derived products, other renewable isobutanol producers and renewable n-butanol producers. Our competitive position versus the incumbent petroleum-derived products and other renewable butanol producers may not be favorable. Petroleum-derived products have dominated the market for many years and there is substantial existing infrastructure for production from petroleum sources, which may impede our ability to establish a position in these markets. Other isobutanol and n-butanol companies may develop technologies that prove more effective than our isobutanol production technology, or such companies may be more adept at marketing their production. Additionally, one company in France, Global Bioenergies, S.A., is pursuing the production of isobutylene from renewable carbohydrates directly. Since conversion of isobutanol to butenes such as isobutylene is a key step in producing many polyester, rubber, plastics, fibers and other polymers from our isobutanol, this direct production of renewable isobutylene, if successful, could limit our opportunities in these markets.

In the polyester, rubber, plastics, fibers and other polymers markets, we expect to face vigorous competition from existing technologies. The companies we may compete with may have significantly greater access to resources, far more industry experience and/or more established sales and marketing networks. Additionally, since we do not plan to produce most of these products directly, we will depend on the willingness of potential customers to purchase and convert our isobutanol into their products. These potential customers generally have well-developed manufacturing processes and arrangements with suppliers of the chemical components of their products and may have a resistance to changing these processes and components. These potential customers frequently impose lengthy and complex product qualification procedures on their suppliers, influenced by consumer preference, manufacturing considerations such as process changes and capital and other costs associated with transitioning to alternative components, supplier operating history, regulatory issues, product liability and other factors, many of which are unknown to, or not well understood by, us. Satisfying these processes may take many months or years. If we are unable to convince these potential customers that our isobutanol is comparable or superior to the alternatives that they currently use, we will not be successful in entering these markets and our business will be adversely affected.

Business interruptions could delay us in the process of developing our products and could disrupt our sales.

We are vulnerable to natural disasters and other events that could disrupt our operations, such as riots, civil disturbances, war, terrorist acts, floods, infections in our laboratory or production facilities or those of our contract manufacturers and other events beyond our control. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our cash flows and success as an overall business.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses, human error, unauthorized access, natural disasters, intentional acts of vandalism, terrorism, war and telecommunication and electrical failures. Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our business. To the extent that any disruption or security breach results in a loss or damage to our data or inappropriate disclosure of confidential or proprietary information, we may incur liability, reputation damage and harm to our business operations.

We may engage in hedging transactions, which could harm our business.

We have historically engaged in hedging transactions to offset some of the effects of volatility in commodity prices. We have generally followed a policy of using exchange-traded futures contracts to reduce our net position in agricultural commodity inventories and forward purchase contracts to manage price risk. Hedging activities may cause us to suffer losses, such as if we purchase a position in a declining market or sell a position in a rising market. Furthermore, hedging exposes us to the risk that we may have under- or over-estimated our need for a specific commodity or that the other party to a hedging contract may default on its obligation. If there are significant swings in commodity prices, or if we purchase more corn for future delivery than we can process, we may have to pay to terminate a futures contract, resell unneeded corn inventory at a loss, or produce our products at a loss, all of which would have a material adverse effect on our financial performance. We may vary the hedging strategies we undertake, which could leave us more vulnerable to increases in commodity prices or decreases in the prices of isobutanol, distiller’s grains, iDGs or ethanol. Losses from hedging activities and changes in hedging strategy could have a material adverse effect on our operations.

Ethical, legal and social concerns about genetically engineered products and processes, and similar concerns about feedstocks grown on land that could be used for food production, could limit or prevent the use of our products, processes and technologies and limit our revenues.

Some of our processes involve the use of genetically engineered organisms or genetic engineering technologies. Additionally, our feedstocks may be grown on land that could be used for food production, which subjects our feedstock sources to “food versus fuel” concerns. If we are not able to overcome the ethical, legal and social concerns relating to genetic engineering or food versus fuel, our products and processes may not be accepted. Any of the risks discussed below could result in increased expenses, delays or other impediments to our programs or the public acceptance and commercialization of products and processes dependent on our technologies or inventions.

Our ability to develop and commercialize one or more of our technologies, products, or processes could be limited by the following factors:

●

public attitudes about the safety and environmental hazards of, and ethical concerns over, genetic research and genetically engineered products and processes, which could influence public acceptance of our technologies, products and processes;

●

public attitudes regarding and potential changes to laws governing ownership of genetic material, which could harm our intellectual property rights with respect to our genetic material and discourage others from supporting, developing or commercializing our products, processes and technologies;

●

public attitudes and ethical concerns surrounding production of feedstocks on land which could be used to grow food, which could influence public acceptance of our technologies, products and processes;

●	governmental reaction to negative publicity concerning genetically engineered organisms, which could result in greater government regulation of genetic research and derivative products; and
●	governmental reaction to negative publicity concerning feedstocks produced on land which could be used to grow food, which could result in greater government regulation of feedstock sources.

The subjects of genetically engineered organisms and food versus fuel have received negative publicity, which has aroused public debate. This adverse publicity could lead to greater regulation and trade restrictions on imports of genetically engineered products or feedstocks grown on land suitable for food production.

The biocatalysts that we develop have significantly enhanced characteristics compared to those found in naturally occurring enzymes or microbes. While we produce our biocatalysts only for use in a controlled industrial environment, the release of such biocatalysts into uncontrolled environments could have unintended consequences. Any adverse effect resulting from such a release could have a material adverse effect on our business and financial condition, and we may be exposed to liability for any resulting harm.

As isobutanol has not previously been used as a commercial fuel in significant amounts, its use subjects us to product liability risks.

Isobutanol has not been used as a commercial fuel in large quantities or for a long period of time. Research regarding isobutanol and its distribution infrastructure is ongoing. Although isobutanol has been tested on some engines, there is a risk that it may damage engines or otherwise fail to perform as expected. If isobutanol degrades the performance or reduces the lifecycle of engines, or causes them to fail to meet emissions standards, market acceptance could be slowed or stopped, and we could be subject to product liability claims. A significant product liability lawsuit could substantially impair our production efforts and could have a material adverse effect on our business, reputation, financial condition and results of operations.

We may not be able to use some or all of our net operating loss carry-forwards to offset future income.

We have net operating loss carryforwards due to prior period losses generated before January 1, 2018, which if not utilized will begin to expire at various times over the next 20 years. If we are unable to generate sufficient taxable income to utilize our net operating loss carryforwards, these carryforwards could expire unused and be unavailable to offset future income tax liabilities.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period) is subject to limitation on its ability to utilize its pre-change net operating loss carry-forwards, or net operating losses, to offset future taxable income. We may have experienced one or more ownership changes in prior years, and the issuance of shares in connection with our initial public offering may itself have triggered an ownership change. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change, as may future equity offerings or acquisitions that have equity as a component of the purchase price. If an ownership change has occurred or does occur in the future, our ability to utilize our net operating losses to offset income if we attain profitability may be limited.

If we fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to evaluate and report on our internal control over financial reporting and have our principal executive officer and principal financial officer certify as to the accuracy and completeness of our financial reports. The process of maintaining our internal controls and complying with Section 404 is expensive and time consuming, and requires significant attention of management. We cannot be certain that these measures will ensure that we maintain adequate controls over our financial processes and reporting in the future. Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of their inherent limitations, our internal controls over financial reporting may not prevent or detect fraud or misstatements. Failure to maintain required controls or implement new or additional controls as circumstances warrant, or difficulties encountered in maintaining or implementing controls, could harm our results of operations or cause us to fail to meet our reporting obligations.

Our management has concluded that there are no material weaknesses in our internal controls over financial reporting as of December 31, 2017. However, there can be no assurance that our controls over financial processes and reporting will be effective in the future or that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future. If we, or our independent registered public accounting firm, discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including SEC action, ineligibility for short form resale registration, the suspension or delisting of our common stock from the stock exchange on which it is listed and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price and could harm our business.

We may enter into letters of intent, memoranda of understanding and other largely non-binding agreements with potential customers or partners that may not result in legally binding, definitive agreements.

From time to time, we may enter into letters of intent, memoranda of understanding and other largely non-binding agreements or understandings with potential customers or partners in order to develop our business and the markets that we serve. We can make no assurance that legally binding, definitive agreements reflecting the terms of such non-binding agreements will be completed with such customers or partners, or at all.

Competitiveness of our products for fuel use in the U.S. depends in part on the United States Renewable Fuel Standard Program or RFS Program at the federal level, and the benefits to our products derived from the RFS Program could change.

The RFS Program and policy are currently being discussed by policy makers.  The RFS Program and policy could change impacting the RIN benefits our products could receive, making our products less competitive to the incumbent products made from petroleum.

We may not qualify for significant carbon value benefit in those states, regions, and countries where renewable carbon value in fuel products is being assigned.

The possibility exists that our products may not qualify for benefits of the Low Carbon Fuel Standard Program (LCFS) in California or similar programs in other states and countries.  Failure of our products to qualify for LCFS or other similar programs could have a material adverse effect on our business.

Risks Related to Intellectual Property

Our ability to compete may be adversely affected if we are unsuccessful in defending against any claims by competitors or others that we are infringing upon their intellectual property rights.

The various bioindustrial markets in which we plan to operate are subject to frequent and extensive litigation regarding patents and other intellectual property rights. In addition, many companies in intellectual property-dependent industries, including the renewable energy industry, have employed intellectual property litigation as a means to gain an advantage over their competitors. As a result, we may be required to defend against claims of intellectual property infringement that may be asserted by our competitors against us and, if the outcome of any such litigation is adverse to us, it may affect our ability to compete effectively.

Litigation, interferences, opposition proceedings or other intellectual property proceedings inside and outside of the U.S. may divert management time from focusing on business operations, could cause us to spend significant amounts of money and may have no guarantee of success. Any future intellectual property litigation could also force us to do one or more of the following:

●	stop selling, incorporating, manufacturing or using our products that use the subject intellectual property;
●	obtain from a third party asserting its intellectual property rights, a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all;
●

redesign those products or processes, such as our processes for producing ethanol and isobutanol, that use any allegedly infringing or misappropriated technology, which may result in significant cost or delay to us, or which redesign could be technically infeasible;

●	pay attorneys’ fees and expenses; or
●	pay damages, including the possibility of treble damages in a patent case if a court finds us to have willfully infringed certain intellectual property rights.

We are aware of a significant number of patents and patent applications relating to aspects of our technologies filed by, and issued to, third parties. We cannot assure you that we will ultimately prevail if any of this third-party intellectual property is asserted against us.

Our ability to compete may be adversely affected if we do not adequately protect our proprietary technologies or if we lose some of our intellectual property rights through costly litigation or administrative proceedings.

Our success will depend in part on our ability to obtain patents and maintain adequate protection of our intellectual property covering our technologies and products and potential products in the U.S. and other countries. We have adopted a strategy of seeking patent protection in the U.S. and in certain foreign countries with respect to certain of the technologies used in or relating to our products and processes. We own rights to hundreds of issued patents and filed patent applications in the U.S. and in various foreign jurisdictions. When and if issued, patents would expire at the end of their term and any patent would only provide us commercial advantage for a limited period of time, if at all. Our patent applications are directed to our enabling technologies and to our methods and products which support our business in the advanced biofuels and renewable chemicals markets. We intend to continue to apply for patents relating to our technologies, methods and products as we deem appropriate.

Only some of the patent applications that we have filed in the U.S. or in any foreign jurisdictions, and only certain of the patent applications filed by third parties in which we own rights, have been issued. A filed patent application does not guarantee a patent will issue and a patent issuing does not guarantee its validity, nor does it give us the right to practice the patented technology or commercialize the patented product. Third parties may have or obtain rights to “blocking patents” that could be used to prevent us from commercializing our products or practicing our technology. The scope and validity of patents and success in prosecuting patent applications involve complex legal and factual questions and, therefore, issuance, coverage and validity cannot be predicted with any certainty. Patents issuing from our filed applications may be challenged, invalidated or circumvented. Moreover, third parties could practice our inventions in secret and in territories where we do not have patent protection. Such third parties may then try to sell or import products made using our inventions in and into the U.S. or other territories and we may be unable to prove that such products were made using our inventions. Additional uncertainty may result from implementation of the Leahy-Smith America Invents Act, enacted in September 2011, as well as other potential patent reform legislation passed by the U.S. Congress and from legal precedent handed down by the Federal Circuit Court and the U.S. Supreme Court, as they determine legal issues concerning the scope, validity and construction of patent claims. Because patent applications in the U.S. and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publication of discoveries in the scientific literature often lags behind the actual discoveries, there is additional uncertainty as to the validity of any patents that may issue and the potential for “blocking patents” coming into force at some future date. Accordingly, we cannot ensure that any of our currently filed or future patent applications will result in issued patents, or even if issued, predict the scope of the claims that may issue in our and other companies’ patents. Currently, one of our issued patents is being challenged in regulatory proceedings before the USPTO. These proceedings may result in the claims being amended or canceled. If the claims are amended or canceled, the scope of our patents claims may be narrowed, which may reduce the scope of protection afforded by our patent portfolio. Given that the degree of future protection for our proprietary rights is uncertain, we cannot ensure that (i) we were the first to make the inventions covered by each of our filed applications, (ii) we were the first to file patent applications for these inventions, (iii) the proprietary technologies we develop will be patentable, (iv) any patents issued will be broad enough in scope to provide commercial advantage and prevent circumvention, and (v) competitors and other parties do not have or will not obtain patent protection that will block our development and commercialization activities.

These concerns apply equally to patents we have licensed, which may likewise be challenged, invalidated or circumvented, and the licensed technologies may be obstructed from commercialization by competitors’ “blocking patents.” In addition, we generally do not control the patent prosecution and maintenance of subject matter that we license from others. Generally, the licensors are primarily or wholly responsible for the patent prosecution and maintenance activities pertaining to the patent applications and patents we license, while we may only be afforded opportunities to comment on such activities. Accordingly, we are unable to exercise the same degree of control over licensed intellectual property as we exercise over our own intellectual property and we face the risk that our licensors will not prosecute or maintain it as effectively as we would like.

In addition, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our intellectual property is difficult, particularly where, as here, the end products reaching the market generally do not reveal the processes used in their manufacture, and particularly in certain foreign countries where the local laws may not protect our proprietary rights as fully as in the U.S., so we cannot be certain that the steps we have taken in obtaining intellectual property and other proprietary rights will prevent unauthorized use of our technology. If competitors are able to use our technology without our authorization, our ability to compete effectively could be adversely affected. Moreover, competitors and other parties such as universities may independently develop and obtain patents for technologies that are similar to or superior to our technologies. If that happens, the potential competitive advantages provided by our intellectual property may be adversely affected. We may then need to license these competing technologies, and we may not be able to obtain licenses on reasonable terms, if at all, which could cause material harm to our business. Accordingly, litigation may be necessary for us to assert claims of infringement, enforce patents we own or license, protect trade secrets or determine the enforceability, scope and validity of the intellectual property rights of others.

Our commercial success also depends in part on not infringing patents and proprietary rights of third parties, and not breaching any licenses or other agreements that we have entered into with regard to our technologies, products and business. We cannot be certain that patents have not or will not issue to third parties that could block our ability to obtain patents or to operate our business as we would like, or at all. There may be patents in some countries that, if valid, may block our ability to commercialize products in those countries if we are unsuccessful in circumventing or acquiring rights to these patents. There may also be claims in patent applications filed in some countries that, if granted and valid, may also block our ability to commercialize products or processes in these countries if we are unable to circumvent or license them.

As is commonplace in the biotechnology industries, some of our directors, employees and consultants are or have been employed at, or associated with, companies and universities that compete with us or have or will develop similar technologies and related intellectual property. While employed at these companies, these employees, directors and consultants may have been exposed to or involved in research and technology similar to the areas of research and technology in which we are engaged. Though we have not received such a complaint, we may be subject to allegations that we, our directors, employees or consultants have inadvertently or otherwise used, misappropriated or disclosed alleged trade secrets or confidential or proprietary information of those companies. Litigation may be necessary to defend against such allegations and the outcome of any such litigation would be uncertain.

Under some of our research agreements, our partners share joint rights in certain intellectual property we develop. Such provisions may limit our ability to gain commercial benefit from some of the intellectual property we develop, and may lead to costly or time-consuming disputes with parties with whom we have commercial relationships over rights to certain innovations.

If any other party has filed patent applications or obtained patents that claim inventions also claimed by us, we may have to participate in interference, derivation or other proceedings declared by the USPTO to determine priority of invention and, thus, the right to the patents for these inventions in the U.S. These proceedings could result in substantial cost to us even if the outcome is favorable. Even if successful, such a proceeding may result in the loss of certain claims. Even successful outcomes of such proceedings could result in significant legal fees and other expenses, diversion of management time and efforts and disruption in our business. Uncertainties resulting from initiation and continuation of any patent or related litigation could harm our ability to compete.

If our biocatalysts, or the genes that code for our biocatalysts, are stolen, misappropriated or reverse engineered, others could use these biocatalysts or genes to produce competing products.

Third parties, including our contract manufacturers, customers and those involved in shipping our biocatalysts, may have custody or control of our biocatalysts. If our biocatalysts, or the genes that code for our biocatalysts, were stolen, misappropriated or reverse engineered, they could be used by other parties who may be able to reproduce these biocatalysts for their own commercial gain. If this were to occur, it would be difficult for us to discover or challenge this type of use, especially in countries with limited intellectual property protection.

During the ordinary course of business, we may become subject to lawsuits or indemnity claims, which could materially and adversely affect our business and results of operations.

From time to time, we may in the ordinary course of business be named as a defendant in lawsuits, claims and other legal proceedings. These actions may seek, among other things, compensation for alleged personal injury, worker’s compensation, employment discrimination, breach of contract, property damages, civil penalties and other losses of injunctive or declaratory relief. In the event that such actions or indemnities are ultimately resolved unfavorably at amounts exceeding our accrued liability, or at material amounts, the outcome could materially and adversely affect our reputation, business and results of operations. In addition, payments of significant amounts, even if reserved, could adversely affect our liquidity position.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Many companies have encountered significant problems in protecting and enforcing intellectual property rights in certain foreign jurisdictions, and, particularly as we move forward in our partnerships with Porta, Praj, and future international partners, we may face new and increased risks and challenges in protecting and enforcing our intellectual property rights abroad. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to bioindustrial technologies. This could make it difficult for us to stop the infringement of our patents or misappropriation of our other intellectual property rights. Proceedings to enforce our patents and other proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to enforce our intellectual property rights in such countries may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

Confidentiality agreements with employees and others may not adequately prevent disclosures of trade secrets and other proprietary information.

We rely in part on trade secret protection to protect our confidential and proprietary information and processes. However, trade secrets are difficult to protect. We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. We require new employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that know-how and inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Nevertheless, these agreements may not be enforceable, our proprietary information may be disclosed, third parties could reverse engineer our biocatalysts and others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. In addition, an unauthorized breach in our information technology systems may expose our trade secrets and other proprietary information to unauthorized parties.

We have received funding from U.S. government agencies, which could negatively affect our intellectual property rights.

Some of our research has been funded by grants from U.S. government agencies. When new technologies are developed with U.S. government funding, the government obtains certain rights in any resulting patents and technical data, generally including, at a minimum, a nonexclusive license authorizing the government to use the invention or technical data for noncommercial purposes. U.S. government funding must be disclosed in any resulting patent applications, and our rights in such inventions will normally be subject to government license rights, periodic progress reporting, foreign manufacturing restrictions and march-in rights. March-in rights refer to the right of the U.S. government, under certain limited circumstances, to require us to grant a license to technology developed under a government grant to a responsible applicant or, if we refuse, to grant such a license itself. March-in rights can be triggered if the government determines that we have failed to work sufficiently towards achieving practical application of a technology or if action is necessary to alleviate health or safety needs, to meet requirements of federal regulations or to give preference to U.S. industry. If we breach the terms of our grants, the government may gain rights to the intellectual property developed in our related research. The government’s rights in our intellectual property may lessen its commercial value, which could adversely affect our performance.

Risks Related to Legal and Regulatory

We may face substantial delays in obtaining regulatory approvals for use of our isobutanol and hydrocarbon products in the fuels and chemicals markets, which could substantially hinder our ability to commercialize our products.

Large-scale commercialization of our isobutanol may require approvals from state and federal agencies. Before we can sell isobutanol as a fuel or as a gasoline blendstock directly to large petroleum refiners, we must receive EPA fuel certification. On March 15, 2018, the EPA published a notice for public comment on the EPA’s intent to register isobutanol for blending into gasoline which would allow us to sell isobutanol as a fuel or as a gasoline blendstock directly to large petroleum refiners and would move our small business registration to a full registration (including Tier 1 EPA testing. Final approval has not yet occurred, and there is no guarantee of receiving it.

Additionally, California requires that fuels meet both its fuel certification requirements and a separate state low-carbon fuel standard. Any delay in receiving approval will slow or prevent the commercialization of our low-carbon ethanol or isobutanol for fuel markets, which could have a material adverse effect on our business, financial condition and results of operations.

With respect to the chemicals markets, we plan to focus on isobutanol production and sell to companies that can convert our isobutanol into other chemicals, such as isobutylene. However, should we later decide to produce these other chemicals ourselves, we may face similar requirements for EPA and other regulatory approvals. Approval, if ever granted, could be delayed for substantial amounts of time, which could significantly harm the development of our business and prevent the achievement of our goals.

Our isobutanol fermentation process utilizes a genetically modified organism which, when used in an industrial process, is considered a new chemical under the EPA’s Toxic Substances Control Act (“TSCA”). The TSCA requires us to comply with the EPA’s Microbial Commercial Activity Notice process to operate plants producing isobutanol using our biocatalysts. The TSCA’s new chemicals submission policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our isobutanol production.

There are various third-party certification organizations, such as ASTM and Underwriters’ Laboratories, Inc., involved in standard-setting regarding the transportation, dispensing and use of liquid fuel in the U.S. and abroad. These organizations may change the current standards and additional requirements may be enacted that could prevent or delay approval of our products. The process of seeking required approvals and the continuing need for compliance with applicable standards may require the expenditure of substantial resources, and there is no guarantee that we will satisfy these standards in a timely manner, if ever.

In addition, to Retrofit or otherwise modify ethanol facilities and operate the Retrofitted and modified plants to produce isobutanol, we will need to obtain and comply with a number of permit requirements. As a condition to granting necessary permits, regulators may make demands that could increase our Retrofit, modification or operations costs, and permit conditions could also restrict or limit the extent of our operations, which could delay or prevent our commercial production of isobutanol. We cannot guarantee that we will be able to meet all regulatory requirements or obtain and comply with all necessary permits to complete our planned ethanol plant Retrofits, and failure to satisfy these requirements in a timely manner, or at all, could have a substantial negative effect on our performance.

Jet fuels must meet various statutory and regulatory requirements before they may be used in commercial aviation, including regulations of the Federal Aviation Administration (“FAA”) and specifications determined by ASTM International. Currently, our renewable jet fuel meets the FAA regulations and the ASTM International specifications.  However, changes to applicable regulations and specifications.in the future might have a material adverse effect on our business if such changes resulted in our renewable jet fuel not being eligible for use in commercial aviation.

Our isobutanol and hydrocarbon products may encounter physical or regulatory issues, which could limit its usefulness as a gasoline blendstock.

In the gasoline blendstock market, isobutanol can be used in conjunction with, or as a substitute for, ethanol and other widely used fuel oxygenates, and we believe our isobutanol will be physically compatible with typical gasoline engines. However, there is a risk that under actual engine conditions, isobutanol will face significant limitations, making it unsuitable for use in high percentage gasoline blends. Additionally, current regulations limit gasoline blends to low percentages of isobutanol, and also limit combination isobutanol-ethanol blends. Government agencies may maintain or even increase the restrictions on isobutanol gasoline blends. As we believe that the potential to use isobutanol in higher percentage blends than is feasible for ethanol will be an important factor in successfully marketing isobutanol to refiners, a low blend wall could significantly limit commercialization of isobutanol as a gasoline blendstock.

We may be required to obtain additional regulatory approvals for use of our iDGs as animal feed, which could delay our ability to sell iDGs increasing our net cost of production and harming our operating results.

Our Luverne Facility and many of the ethanol plants that we might Retrofit use dry-milled corn as a feedstock. We plan to sell, as animal feed, the iDGs left as a co-product of fermenting isobutanol from dry-milled corn. We believe that this will enable us to offset a significant portion of the expense of purchasing corn for fermentation. We are currently approved to sell iDGs as animal feed through the self-assessed Generally Regarded as Safe (“GRAS”) process of the U.S. Federal Drug Administration (the “FDA”) via third party scientific review.  In order to improve the value of our iDGs, we are working with The Association of American Feed Control Officials (“AAFCO”) to establish a formal definition for our iDGs as well as clearance for the materials into animal feed.  We believe obtaining AAFCO approval will increase the value of our iDGs by offering customers of our iDGs further assurance of the safety of our iDGs. If we make certain changes in our biocatalyst whereby we can no longer rely on our GRAS process, we would be required to obtain FDA approval for marketing our iDGs.  While we believe we can rely on the GRAS process, as we update our biocatalysts to increase isobutanol production, for further customer assurance, we also intend to pursue approval upon a completed biocatalyst from the Center for Veterinary Medicine of the FDA.  FDA testing and approval can take a significant amount of time, and there is no guarantee that we will ever receive such approval. While we have sold initial quantities of our iDGs TM from the Luverne Facility, if FDA or AAFCO approval is delayed or never obtained, or if we are unable to secure market acceptance for our iDGs, our net cost of production will increase, which may hurt our operating results.

Reductions or changes to existing regulations and policies may present technical, regulatory and economic barriers, all of which may significantly reduce demand for biofuels or our ability to supply isobutanol.

The market for biofuels is heavily influenced by foreign, federal, state and local government regulations and policies. For example, in 2007, the U.S. Congress passed an alternative fuels mandate that required nearly 14 billion gallons of liquid transportation fuels sold in 2011 to come from alternative sources, including biofuels, a mandate that grows to 36 billion gallons by 2022. Of this amount, a minimum of 21 billion gallons must be advanced biofuels as defined by the U.S. Congress. In the U.S., and in a number of other countries, these regulations and policies have been modified in the past and may be modified again in the future. Any reduction in mandated requirements for fuel alternatives and additives to gasoline may cause the demand for biofuels to decline and deter investment in the research and development of biofuels. For example, the Energy and Commerce Committee of the U.S. House of Representatives has undertaken an assessment of the Renewable Fuel Standard program and has published five white papers on the subject during the current congressional period. The EPA has also said that it plans to assess the E10 blendwall and current infrastructure and market-based limitations to the consumption of ethanol in gasoline-ethanol blends above E10. In particular, the EPA is proposing to cut the volume requirements for advanced biofuels by more than 40% when compared to the requirements currently written into the statute. This proposal has created significant concerns throughout the biofuels industry, many of which were voiced by the biofuels industry during the public comment period. This type of legislative activity can create concern in the marketplace about the long-term sustainability of governmental policies. The absence of tax credits, subsidies and other incentives in the U.S. and foreign markets for biofuels, or any inability of our customers to access such credits, subsidies and incentives, may adversely affect demand for our products, which would adversely affect our business. The resulting market uncertainty regarding current and future standards and policies may also affect our ability to develop new renewable products or to license our technologies to third parties and to sell products to our end customers.

Concerns associated with biofuels, including land usage, national security interests and food crop usage, continue to receive legislative, industry and public attention. This attention could result in future legislation, regulation and/or administrative action that could adversely affect our business. Any inability to address these requirements and any regulatory or policy changes could have a material adverse effect on our business, financial condition and results of operations.

Additionally, like the ethanol facilities that we Retrofit, our isobutanol plants will emit greenhouse gases. Any changes in state or federal emissions regulations, including the passage of cap-and-trade legislation or a carbon tax, could limit our production of isobutanol and iDGs and increase our operating costs, which could have a material adverse effect on our business, financial condition and results of operations.

The recent U.S. elections could lead to changes in federal or state laws and regulations that could have a material adverse effect on our business, prospects, financial condition and results of operations.

We use hazardous materials in our business and we must comply with environmental laws and regulations. Any claims relating to improper handling, storage or disposal of these materials or noncompliance with applicable laws and regulations could be time consuming and costly and could adversely affect our business and results of operations.

Our research and development processes involve the use of hazardous materials, including chemical, radioactive and biological materials. Our operations also produce hazardous waste. We cannot eliminate entirely the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of, and human exposure to, these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Although we believe that our activities conform in all material respects with environmental laws, there can be no assurance that violations of environmental, health and safety laws will not occur in the future as a result of human error, accident, equipment failure or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present, or future laws could result in the imposition of fines, third-party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws can be joint and several and without regard to comparative fault. Environmental laws could become more stringent over time imposing greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business.

Our expanded international activities may increase our exposure to potential liability under anti-corruption, trade protection, tax and other laws and regulations.

In the course of our relationships with Praj, Porta and future international partners, we may become subject to certain foreign tax, environmental, and health and safety regulations that did not previously apply to us or our products. Such regulations may be unclear, not consistently applied and subject to sudden change.  Implementation of compliance policies could result in additional operating costs, and our failure to comply with such laws, even inadvertently, could result in significant fines and/or penalties.

Additionally, the Foreign Corrupt Practices Act and other anti-corruption laws and regulations (“Anti-Corruption Laws”) prohibit corrupt payments by our employees, vendors or agents. Even with implementation of policies, training and internal controls designed to reduce the risk of corrupt payments, our employees, vendors or agents may violate our policies. Our international partnerships may significantly increase our exposure to potential liability. Our failure to comply with Anti-Corruption Laws could result in significant fines and penalties, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business, and damage to our reputation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein each contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, risks and uncertainties related to our ability to sell our products, our ability to expand or continue production of ethanol and isobutanol at our Luverne Facility, our ability to meet our production, financial and operational guidance, the continued listing of our common stock on the Nasdaq Capital Market, our ability and plans to construct a commercial hydrocarbon facility to produce ATJ, our ability to raise additional funds to continue operations and/or expand the Luverne Facility, our ability to produce ethanol and isobutanol on a commercial level and at a profit, achievement of advances in our technology platform, the success of our Retrofit production model, the availability of suitable and cost-competitive feedstocks, the expected cost-competitiveness and relative performance attributes of our ethanol and isobutanol and the products derived from isobutanol, additional competition and changes in economic conditions, the future price and volatility of petroleum and products derived from petroleum and statements regarding our intended uses of the proceeds of the securities offered hereby. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.

Forward-looking statements reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results, performance or achievements to differ materially from the results, performance or achievements expressed in or implied by our forward-looking statements, including the factors listed below. Many of the factors that will determine future results, performance or achievements are beyond our ability to control or predict. The following are important factors, among others, that could cause actual results, performance or achievements to differ materially from the results, performance or achievements reflected in our forward-looking statements:

●	our intent and ability to construct additional improvements to the Luverne Facility to produce low-carbon ethanol;

●	our ability to continue as a going concern;

●	our ability to maintain listing of our common stock on the Nasdaq Capital Market;

●	our ability to timely repay or restructure our outstanding debt obligations;

●	our ability to produce full-scale commercial quantities of ethanol and/or isobutanol in a timely and economic manner;

●	fluctuations in the market price of petroleum;

●	fluctuations in the market price of corn and other feedstocks;

●	unexpected delays, operational difficulties, cost-overruns or failures in our production processes;

●	our ability to successfully identify and acquire access to additional facilities suitable for production of our products;

●	our ability to successfully commercialize ethanol, isobutanol and the products derived from isobutanol;

●	our ability to market our ethanol and isobutanol to potential customers;

●

our ability to obtain regulatory approval for ethanol, the use of our isobutanol and the products derived from our isobutanol, including, without limitation, our renewable jet fuel, in our target markets

●	our ability to adequately protect our intellectual property, or the loss of some of our intellectual property rights through costly litigation or administrative proceedings;

●	our ability to transition our preliminary commitments into definitive supply and distribution agreements or to negotiate sufficient long-term supply agreements for our production of isobutanol;

●	general economic conditions and inflation, interest rate movements and access to capital; and

●	our ability to effectively use the net proceeds from this offering.

The forward-looking statements contained herein reflect our views and assumptions only as of the date such forward-looking statements are made. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. The risks included in this section are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the section entitled “Risk Factors” of this prospectus and our 2017 Annual Report and our 2018 Q1 Quarterly Report, each of which is incorporated by reference herein.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $            million, based on an assumed public offering price of $                per Series I unit and assuming the sale of                      Series I units and no sale of any Series J units in this offering, after deducting the placement agent’s fees and estimated offering expenses payable by us. This amount excludes the proceeds, if any, from the exercise of the Series N warrants issued in this offering. If all of the Series N warrants sold in this offering were to be exercised in cash at an assumed exercise price of $              per share (based on a common stock price of $             per share, which is the last reported sale price of our common stock on the Nasdaq Capital Market on                     , 2018), we would receive additional net proceeds of approximately $                million. We cannot predict when or if these Series N warrants will be exercised. It is possible that these Series N warrants may expire and may never be exercised.

A $1.00 increase or decrease in the assumed public offering price of $                  per Series I unit, based on the last reported sale price for our common stock as reported on the Nasdaq Capital Market on                 , 2018, would increase or decrease the net proceeds to us by approximately $                        million, after deducting the placement agent’s fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the Series N warrants issued in this offering, and assuming the sale of                   Series I units and no sale of any Series J units in this offering.

We intend to use the net proceeds received from this offering to fund working capital and for other general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2018 on:

●	an actual basis;

●

an as adjusted basis to give effect to the receipt of estimated net proceeds of approximately $                  million from this offering, after deducting the placement agent’s fees and estimated offering expenses payable by us.

You should read this information in conjunction with the information contained elsewhere in this prospectus, including “Use of Proceeds,” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the related notes thereto, each included in our 2018 Q1 Quarterly Report, which is incorporated by reference herein, and the other financial information contained, or incorporated by reference, in this prospectus.

	As of March 31, 2018
(in thousands of dollars, except share and per share information)	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents	$7,029	$
Debt:
2020 Notes, net	13,893

Stockholders’ equity:
Common stock, $0.01 par value per share; 250,000,000 shares authorized; 22,696,112 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	227
Additional paid-in capital	465,181
Accumulated deficit	(403,852)
Total stockholders’ equity	$61,556	$
Total capitalization	$75,449	$

The number of shares of our common stock outstanding shown in the foregoing table and calculations excludes:

●	46,431 shares of our common stock issuable upon exercise of outstanding options at a weighted-average exercise price of $106.19 per share;

●	7,193,766 shares of our common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $1.45 per share;

●	133,607 shares of common stock available for future grant under our 2010 Plan;

●	3,802 shares of common stock available for issuance pursuant to our Employee Stock Purchase Plan; and

●	shares of common stock issuable upon the exercise of the Series N warrants and the pre-funded Series O warrants offered hereby.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on the Nasdaq Capital Market under the symbol “GEVO” since February 2011. The following table sets forth, for the indicated periods, the high and low sales price per share for our common stock on the Nasdaq Capital Market.

	High	Low
2016:
First quarter	$13.80	$4.60
Second quarter	$27.20	$4.40
Third quarter	$16.20	$8.60
Fourth quarter	$9.80	$3.40
2017:
First quarter	$5.35	$0.92
Second quarter	$1.23	$0.53
Third quarter	$0.96	$0.54
Fourth quarter	$0.84	$0.57
2018:
First quarter	$0.71	$0.42
Second quarter (through May 30, 2018)	$0.49	$0.21

On May 30, 2018, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.2491 per share. As of May 30, 2018, we had approximately 30 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, such as the terms of the agreements governing our indebtedness, general business conditions, and other factors that our board of directors may deem relevant. In addition, the terms of the agreements governing our indebtedness place certain limitations on the amount of cash dividends we can pay, even if no amounts are currently outstanding.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series designated by our board of directors. As of March 31, 2018, there were 22,696,112 shares of common stock and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of our creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets on a pro rata basis. No shares of common stock are subject to redemption or have redemptive rights to purchase additional shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GEVO”.

Preferred Stock

Our amended and restated certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock, including the likelihood that such holders will receive dividend payments and payments upon liquidation, and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a stockholder rights plan. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management. There are currently no shares of preferred stock outstanding.

Anti-Takeover Provisions

The Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation, and our amended and restated bylaws contain provisions that could discourage or make more difficult a change in control of Gevo, including an acquisition of Gevo by means of a tender offer, a proxy contest and removal of our incumbent officers and directors, without the support of our board of directors. A summary of these provisions follows.

Statutory Business Combination Provision

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

●

the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

●

upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Gevo has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Gevo.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Directors may be removed only with cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by the holders of common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by written consent of the stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and our amended and restated bylaws, only the board of directors, acting pursuant to a resolution adopted by a majority of the directors then in office, may call a special meeting of the stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the notice for such special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

In order for our stockholders to bring nominations or business before an annual meeting properly, they must comply with certain notice requirements as provided by our amended and restated bylaws. Typically, in order for such notices to be timely, they must be provided to us not earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting and not later than the close of business on the 90th day prior to the one-year anniversary of the preceding year’s annual meeting. For such notices to be timely in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the one-year anniversary of the preceding year’s annual meeting, notice must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made.

Amendment of Charter Provisions

The affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock, voting together as a single class, is required to, among other things, alter, amend or repeal certain provisions of our amended and restated certificate of incorporation, including those related to the classification of our board of directors, the amendment of our bylaws and certificate of incorporation, restrictions against stockholder actions by written consent, the designated parties entitled to call a special meeting of the stockholders and the indemnification of officers and directors.

Our amended and restated bylaws may only be amended (or new bylaws adopted) by the board of directors or the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (800) 937-5449.

DESCRIPTION OF WARRANTS

Series N Warrants

The following description of the Series N warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of the Series N warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. It summarizes only those aspects of the Series N warrants that we believe will be most important to your decision to invest in the Series N warrants. You should keep in mind, however, that it is the terms in the Series N warrants, and not this summary, which define your rights as a holder of the Series N warrants. There may be other provisions in the Series N warrants that are also important to you. You should read the form of the Series N warrants for a full description of the terms of the Series N warrants.

Duration and Exercise Price

Each full Series N warrant entitles the holder thereof to purchase one share of our common stock at an exercise price equal to $           per share. The Series N warrants will be exercisable during the period commencing on the date of original issuance and will expire on the                           year anniversary of the date of issuance.

Exercisability

The Series N warrants may be exercised by delivering to the Company a written notice of election to exercise the Series N warrant, appropriately completed, duly signed and delivered, and delivering to the Company cash payment of the exercise price. Upon delivery of the written notice of election to exercise the Series N warrant, appropriately completed and duly signed, and cash payment of the exercise price, on and subject to the terms and conditions of the Series N warrants, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of common stock to which the holder is entitled, which shares may be delivered in book-entry form. If a Series N warrant is exercised for fewer than all of the shares of common stock for which such Series N warrant may be exercised, then upon request of the holder and surrender of such Series N warrant, we shall issue a new Series N warrant exercisable for the remaining number of shares of common stock.

A holder (together with its affiliates) may not exercise any portion of the Series N warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon, in the case of an increase, not less than 61 days’ prior written notice to us.

Cashless Exercise

If, and only if, a registration statement relating to the issuance of the shares underlying the Series N warrants is not then effective or available, a holder of Series N warrants may exercise the Series N warrants on a cashless basis, where the holder receives the net value of the Series N warrants in shares of common stock. However, if an effective registration statement is available for the issuance of the shares underlying the Series N warrants, a holder may only exercise the Series N warrants through a cash exercise. Shares issued pursuant to a cashless exercise would be issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and thus the shares of common stock issued upon such cashless exercise would take on the characteristics of the Series N warrants being exercised, including, for purposes of Rule 144(d) promulgated under the Securities Act, a holding period beginning from the original issuance date of the Series N warrants.

Failure to Timely Deliver Shares of Common Stock

If we fail to timely deliver shares of common stock pursuant to any Series N warrant exercise, and such exercising holder elects to purchase shares of common stock (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of common stock for which such Series N warrant was exercised, then we will be required to deliver, at the holder’s election, either (i) an amount in cash equal to the full purchase price paid by the holder to acquire such alternative shares or (ii)(A) the shares of common stock for which the Series N warrant was exercised and (B) an amount in cash equal to the excess (if any) by which the price paid for the alternative shares exceeds the lowest closing sale price of our common stock during the period beginning on the exercise date and ending on the date such payment is delivered. Notwithstanding the foregoing, if we are prohibited by restrictions contained in any of the agreements governing our indebtedness from making any payments described above in cash, we may instead satisfy any such payment obligation by delivering to the holder a number of shares of common stock equal to the cash payment amount divided by 90% of the last volume weighted average price of our common stock on the date of such payment.

Fundamental Transaction

If, at any time while the Series N warrants are outstanding, we directly or indirectly, in one or more related transactions, enter into a fundamental transaction, as described in the Series N warrants, and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then each holder shall become entitled to receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if the holder had been, immediately prior to such fundamental transaction, the holder of the number of shares of common stock then issuable upon exercise of such holder’s Series N warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Series N warrants. Additionally, following any fundamental transaction that is also a change of control, as described in the Series N warrants, then if elected by the Series N warrant holder via written notice delivered to us within 30 days following such change of control, we must acquire (or cause the successor entity to acquire) all of the electing holder’s Series N warrants outstanding as of the effective date of such change of control by paying to such holder, at our option, either common stock (or qualifying securities of the successor entity) or cash, in each case in an amount equal to the Black-Scholes valuation of the unexercised portion of such holder’s Series N warrants that remained as of the effective date of such change of control.

Certain Adjustments

The exercise price and the number and type of securities purchasable upon exercise of the Series N warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of our assets and certain other events. The Company has the right at any time during the term of the Series N warrants to reduce the then-existing exercise price, with respect to all or any portion of any outstanding Series N warrants to any amount and for any period of time deemed appropriate by its board of directors, in its sole discretion. The terms of the Series N warrants may make it difficult for us to raise additional capital at prevailing market terms in the future.

Pro Rata Distributions

If, at any time while the Series N warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock (in each case, “Distributed Property”), then each holder of a Series N warrant shall receive, with respect to the shares of common stock issuable upon exercise of such Series N warrant, the Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of common stock issuable upon exercise of the warrant immediately prior to the record date for such Distributed Property.

Authorized and Unreserved Shares of Common Stock

So long as any of the Series N warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of common stock equal to at least 100% of the maximum number of shares of common stock issuable upon the exercise of all of the Series N warrants then outstanding. If we fail to maintain such a number of authorized and unreserved shares of common stock, we must take all necessary action to increase our authorized shares of common stock to an amount sufficient to allow the immediate exercise of the Series N warrants then outstanding, including holding a meeting of our stockholders in order to approve an increase in the number of authorized shares of our common stock within 90 days after such failure.

Fractional Shares

No fractional shares will be issued upon exercise of the Series N warrants.

Rights as a Stockholder

Except as set forth in the Series N warrants, the Series N warrants do not confer upon holders any voting or other rights as stockholders of the Company.

Trading Market

There is no established public trading market available for the Series N warrants on any national securities exchange or other nationally recognized trading system. In addition, we do not intend to apply to list the Series N warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market.

Pre-Funded Series O Warrants

The following description of the pre-funded Series O warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded Series O warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. It summarizes only those aspects of the pre-funded Series O warrants that we believe will be most important to your decision to invest in the pre-funded Series O warrants. You should keep in mind, however, that it is the terms in the pre-funded Series O warrants, and not this summary, which define your rights as a holder of the pre-funded Series O warrants. There may be other provisions in the pre-funded Series O warrants that are also important to you. You should read the form of the pre-funded Series O warrants for a full description of the terms of the pre-funded Series O warrants.

Duration and Exercise Price

Each full pre-funded Series O warrant entitles the holder thereof to purchase one share of our common stock at an exercise price equal to $                     per share. The exercise price of $                    per share, except for a nominal exercise price of $0.01 per share, will be pre-paid to us upon issuance of the pre-funded Series O warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise. The pre-funded Series O warrants will be exercisable during the period commencing on the date of original issuance and expire when exercised in full.

The purpose of the pre-funded Series O warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering such ownership restrictions. By receiving pre-funded Series O warrants in lieu of the shares of common stock contained in the Series I units which would result in such holders’ ownership exceeding 4.99%, such holders will have the ability to exercise their options to purchase the shares underlying the pre-funded Series O warrants for nominal consideration at a later date. Pre-funded Series O warrants that expire unexercised will have no further value and the holders of such warrants will lose the pre-funded amount.

Exercisability

The pre-funded Series O warrants may be exercised by delivering to the Company a written notice of election to exercise the pre-funded Series O warrant, appropriately completed, duly signed and delivered, and delivering to the Company cash payment of the nominal exercise price of $0.01 per share. Upon delivery of the written notice of election to exercise the pre-funded Series O warrant, appropriately completed and duly signed, and cash payment of the nominal exercise price of $0.01 per share, on and subject to the terms and conditions of the pre-funded Series O warrants, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of common stock to which the holder is entitled, which shares may be delivered in book-entry form. If a pre-funded Series O warrant is exercised for fewer than all of the shares of common stock for which such pre-funded Series O warrant may be exercised, then upon request of the holder and surrender of such pre-funded Series O warrant, we shall issue a new pre-funded Series O warrant exercisable for the remaining number of shares of common stock.

A holder (together with its affiliates) may not exercise any portion of the pre-funded Series O warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon, in the case of an increase, not less than 61 days’ prior written notice to us.

Cashless Exercise

If, and only if, a registration statement relating to the issuance of the shares underlying the pre-funded Series O warrants is not then effective or available, a holder of pre-funded Series O warrants may exercise the pre-funded Series O warrants on a cashless basis, where the holder receives the net value of the pre-funded Series O warrants in shares of common stock. However, if an effective registration statement is available for the issuance of the shares underlying the pre-funded Series O warrants, a holder may only exercise the pre-funded Series O warrants through a cash exercise. Shares issued pursuant to a cashless exercise would be issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, and thus the shares of common stock issued upon such cashless exercise would take on the characteristics of the pre-funded Series O warrants being exercised, including, for purposes of Rule 144(d) promulgated under the Securities Act, a holding period beginning from the original issuance date of the pre-funded Series O warrants.

Failure to Timely Deliver Shares of Common Stock

If we fail to timely deliver shares of common stock pursuant to any pre-funded Series O warrant exercise, and such exercising holder elects to purchase shares of common stock (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of common stock for which such pre-funded Series O warrant was exercised, then we will be required to deliver, at the holder’s election, either (i) an amount in cash equal to the full purchase price paid by the holder to acquire such alternative shares or (ii)(A) the shares of common stock for which the pre-funded Series O warrant was exercised and (B) an amount in cash equal to the excess (if any) by which the price paid for the alternative shares exceeds the lowest closing sale price of our common stock during the period beginning on the exercise date and ending on the date such payment is delivered. Notwithstanding the foregoing, if we are prohibited by restrictions contained in any of the agreements governing our indebtedness from making any payments described above in cash, we may instead satisfy any such payment obligation by delivering to the holder a number of shares of common stock equal to the cash payment amount divided by 90% of the last volume weighted average price of our common stock on the date of such payment.

Fundamental Transaction

If, at any time while the pre-funded Series O warrants are outstanding, we directly or indirectly, in one or more related transactions, enter into a fundamental transaction, as described in the pre-funded Series O warrants, and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then each holder shall become entitled to receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if the holder had been, immediately prior to such fundamental transaction, the holder of the number of shares of common stock then issuable upon exercise of such holder’s pre-funded Series O warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the pre-funded Series O warrants.

Certain Adjustments

The exercise price and the number and type of securities purchasable upon exercise of the pre-funded Series O warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of our assets and certain other events. The terms of the pre-funded Series O warrants may make it difficult for us to raise additional capital at prevailing market terms in the future.

Pro Rata Distributions

If, at any time while the pre-funded Series O warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock (in each case, “Distributed Property”), then each holder of a pre-funded Series O warrant shall receive, with respect to the shares of common stock issuable upon exercise of such pre-funded Series O warrant, the Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of common stock issuable upon exercise of the warrant immediately prior to the record date for such Distributed Property.

Authorized and Unreserved Shares of Common Stock

So long as any of the pre-funded Series O warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of common stock equal to at least 100% of the maximum number of shares of common stock issuable upon the exercise of all of the pre-funded Series O warrants then outstanding. If we fail to maintain such a number of authorized and unreserved shares of common stock, we must take all necessary action to increase our authorized shares of common stock to an amount sufficient to allow the immediate exercise of the pre-funded Series O warrants then outstanding, including holding a meeting of our stockholders in order to approve an increase in the number of authorized shares of our common stock within 90 days after such failure.

Fractional Shares

No fractional shares will be issued upon exercise of the pre-funded Series O warrants.

Rights as a Stockholder

Except as set forth in the pre-funded Series O warrants, the pre-funded Series O warrants do not confer upon holders any voting or other rights as stockholders of the Company.

Trading Market

There is no established public trading market available for the pre-funded Series O warrants on any national securities exchange or other nationally recognized trading system. In addition, we do not intend to apply to list the pre-funded Series O warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of (i) shares of common stock acquired as part of the Series I units (“shares of common stock”), (ii) warrants acquired as part of the Series I units or Series J units (“warrants”) and (iii) shares of common stock received on the exercise of the warrants (“warrant shares”).

Scope of this Summary

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder.

Accordingly, this summary is not intended to be, and should not be construed as, legal or tax advice with respect to any particular holder. Each holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary.

Authorities

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of shares of common stock, warrants or warrant shares acquired pursuant to this prospectus that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;
●	a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia;
●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
●

a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. holder” means a beneficial owner of shares of common stock, warrants, or warrant shares acquired pursuant to this prospectus that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). A Non-U.S. Holder should review the discussion under the heading “Non-U.S. Holders” below for more information.

Holders Subject to Special U.S. Federal Income Tax Rules

This summary deals only with persons or entities who hold shares of common stock, warrants or warrant shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as: banks, insurance companies, and other financial institutions; dealers or traders in securities, commodities or foreign currencies; regulated investment companies; U.S. expatriates or former long-term residents of the U.S.; persons holding shares of common stock, warrants or warrant shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding shares of common stock, warrants or warrant shares as a result of a constructive sale; real estate investment trusts; U.S. Holders that have a “functional currency” other than the U.S. dollar; holders that acquired shares of common stock, warrants, or warrant shares in connection with the exercise of employee stock options or otherwise as consideration for services; or holders that are “controlled foreign corporations” or “passive foreign investment companies.” Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

If an entity classified as a partnership for U.S. federal income tax purposes holds shares of common stock, warrants or warrant shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. This summary does not address the tax consequences to any such owner or entity. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, or non-U.S. tax consequences to holders of the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. Each holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, and non-U.S. tax consequences of the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

Characterization of the Units

For U.S. federal income tax purposes, the purchase by U.S. Holders or Non-U.S. Holders of a Series I unit comprised of one share of common stock and one Series N warrant under this prospectus will be treated as the purchase of two components: a component consisting of one share of common stock and a component consisting of one Series N warrant to purchase one share of common stock. Similarly, the purchase of a Series J unit comprised of a pre-funded Series O warrant and one Series N warrant under this prospectus will be treated as the purchase of two components: a component consisting of a pre-funded Series O warrant to purchase one share of common stock and a component consisting of one Series N warrant to purchase one share of common stock (each of the Series I units and the Series J units, a “unit”). The purchase price for each unit will be allocated between these two components based upon our determination of the relative fair market values of such components at the time the unit is purchased, which we will complete following the closing of the offering. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the components that comprise each unit.

For this purpose, we will allocate part of the purchase price for each unit to each component which comprises such unit. This allocation will be based upon our determination of the relative values of such components, which we will complete following the closing of the offering. This allocation is binding on you unless you explicitly disclose in a statement attached to your timely filed U.S. federal income tax return for the tax year that includes your acquisition date of the unit that your allocation of the purchase price is different than our allocation. However, the IRS will not be bound by our allocation of the purchase price for such units, and therefore, the IRS or a U.S. court may not respect our allocation. Each holder should consult its own tax advisor regarding the allocation of the purchase price for the units.

U.S. Holders

Exercise of Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of a warrant share (unless cash is received in lieu of the issuance of a fractional warrant share). A U.S. Holder’s initial tax basis in the warrant share received on the exercise of a warrant should be equal to the sum of (i) the U.S. Holder’s tax basis in the warrant plus (ii) the exercise price paid by the U.S. Holder on the exercise of the warrant. A U.S. Holder’s holding period for the warrant share received on the exercise of a warrant will begin on the day the warrant is exercised by the U.S. Holder. It is possible, however, that a U.S. Holder’s holding period of the warrant share received upon the exercise of a pre-funded Series L warrant will begin on the day after the U.S. Holder purchased the pre-funded Series L warrant. U.S. Holders should consult their own tax advisor regarding the holding period for warrant shares received upon the exercise of pre-funded Series L warrants.

The U.S. federal income tax treatment of a cashless exercise of warrants into warrant shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s tax basis in the warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder’s holding period in the warrant is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of taxation. Deductions for capital losses are subject to limitations under the Code.

Expiration of Warrants without Exercise

Upon the lapse or expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the U.S. Holder’s holding period in the warrant is more than one year at the time of the lapse or expiration. Deductions for capital losses are subject to limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants generally should not result in a constructive distribution (see the more detailed discussion of the rules applicable to distributions made by us at “Distributions on Shares of Common Stock and Warrant Shares” below).

Distributions on Shares of Common Stock and Warrant Shares

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we were to pay cash dividends in the future, such distributions made on shares of common stock and warrant shares generally would be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurred. Dividends received by certain non-corporate U.S. Holders may be eligible for taxation at preferential rates provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the shares and thereafter as capital gain from the sale or exchange of such shares, which would be taxable according to rules discussed under the heading “Sale, Certain Redemptions or Other Taxable Dispositions of Shares of Common Stock and Warrant Shares,” below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Shares of Common Stock and Warrant Shares

Upon the sale, certain qualifying redemptions, or other taxable disposition of shares of common stock or warrant shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the shares of common stock or warrant shares sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the shares of common stock or warrant shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) may be eligible for taxation at preferential rates. Deductions for capital losses are subject to limitations under the Code.

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of shares of common stock, warrants and warrant shares.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and warrant shares and to the proceeds of a sale of shares of common stock, warrants or warrant shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

Exercise of Warrants

A Non-U.S. Holder generally will not recognize gain or loss for U.S. tax purposes on the exercise of a warrant and related receipt of a warrant share (unless cash is received in lieu of the issuance of a fractional warrant share and certain other conditions are present, as discussed below under “Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares”).

The U.S. federal income tax treatment of a cashless exercise of warrants into warrant shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Expiration of Warrants without Exercise

Upon the lapse or expiration of a warrant, a Non-U.S. Holder will not recognize a capital loss unless such Non-U.S. Holder is otherwise subject to U.S. federal income tax.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Distributions on Shares of Common Stock and Warrant Shares” below.

Distributions on Shares of Common Stock and Warrant Shares

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we were to pay cash dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

Cash distributions on shares of common stock and warrant shares generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles as of the end of our taxable year in which the distribution occurred. Distributions in excess of current and accumulated earnings and profits will be applied against and reduce a Non-U.S. Holder’s tax basis in shares of common stock or warrant shares, to the extent thereof, and any excess will be treated as capital gain realized on the sale or other disposition of the shares and subject to tax in the manner described under the heading “Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares,” below.

Any dividends paid to a Non-U.S. Holder with respect to shares of common stock or warrant shares that constitute dividends under the rules described above generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the U.S. and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. A Non-U.S. Holder generally must deliver an IRS Form W-8ECI certifying under penalties of perjury that such dividends are effectively connected with a U.S. trade or business of the holder in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of shares of common stock or warrant shares who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) with respect to dividends received generally will be required to (i) complete an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

The certification requirements described above must be satisfied prior to the payment of dividends and may be required to be updated periodically. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares

In general, a Non-U.S. Holder of shares of common stock, warrants or warrant shares will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of such shares of common stock, warrants or warrant shares, unless: (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder (in which case, the special rules described below apply), (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.; or (iii) subject to certain exceptions, we are or have been a “U.S. real property holding corporation,” as such term is defined in Section 897(c) of the Code, during the shorter of the five-year period ending on the date of disposition or the holder’s holding period of our shares of common stock, warrants or warrant shares.

We believe we currently are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Any gain described in (i) above will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder on the shares of common stock and warrant shares and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or information sharing agreement. In addition, dividends paid to a Non-U.S. Holder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of shares of common stock or warrant shares within the U.S. or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (“FATCA”)

Legislation commonly referred to as the Foreign Account Tax Compliance Act and associated guidance, or FATCA, generally will impose a 30% U.S. federal withholding tax on any “withholdable payment” (as defined below) paid to (i) a “foreign financial institution” (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its U.S. “account” holders (as specifically defined in the legislation) and meets certain other specified requirements, or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Under final regulations and other current guidance, “withholdable payments” generally include dividends on shares of common stock and warrant shares, and will include the gross proceeds of a disposition of shares of common stock, warrants, and warrant shares, on or after January 1, 2019. Investors are urged to consult their own tax advisors regarding the possible application of these rules to their investment in our units, shares of common stock, warrants, and warrant shares.

PLAN OF DISTRIBUTION

H.C. Wainwright & Co., LLC (the “Placement Agent” or “Wainwright”) has agreed to act as our exclusive placement agent in connection with the offering pursuant to the terms and conditions of an engagement letter, dated as of May 31, 2018 (the “Engagement Letter”). The Placement Agent is not purchasing or selling any securities offered by this prospectus, and is not required to arrange for the purchaser or sale of any specific number or dollar amount of securities, but will use its “best efforts” to arrange for the sale of the securities offered by this prospectus. We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The Placement Agent may retain one or more brokers, dealers or sub-agents in connection with the offering.

Fees and Expenses

	Per Series I Unit	Per Series J Unit
Placement Agent Fees	$	$
Total(1)	$	$

(1)

We have agreed to pay to the Placement Agent a placement agent fee equal to seven percent (7%) of the aggregate gross proceeds to us from the sale of the securities in the offering. In addition, we have agreed to reimburse the Placement Agent for its legal fees and expenses in an amount up to $100,000, subject to compliance with FINRA Rule 5110(f)(2)(D)(i).

Lock-Up Agreements

We have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 90 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Wainwright.

In addition, each of our officers, directors and certain existing shareholders have agreed not to offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into, exercisable for, or exchangeable for shares of common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock for a period of 90 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Wainwright.

Wainwright may in its sole discretion and at any time without notice release some or all of the shares of common stock subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares of common stock from the lock-up agreements, the Placement Agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares of common stock for which the release is being requested and market conditions at the time.

Right of First Refusal

If we receive less than $10 million in gross proceeds from this offering, then if, until 12 months after the closing of this offering, we raise funds by means of a public offering or a private placement, including, without limitation, a registered direct offering, of equity or debt securities using an underwriter or placement agent, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as the lead book-running manager, lead underwriter or lead placement agent for such financing.

If we receive greater than $10 million in gross proceeds from this offering, then if, until 12 months after the closing of this offering, we raise funds by means of a public offering or a private placement, including, without limitation, a registered direct offering, of equity or debt securities using an underwriter or placement agent, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as the sole book-running manager, sole underwriter or sole placement agent for such financing.

Indemnification

The Engagement Letter provides that we will indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act. The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock, overallotment purchase rights and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our shares of common stock; and

●

may not bid for or purchase any of our shares of common stock or attempt to induce any person to purchase any of our shares of common stock, other than as permitted under the Exchange Act, until it has completed its participation in the distribution of securities in this offering.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the Placement Agent based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing of Common Stock

Our common stock is listed on the Nasdaq Capital Market under the symbol “GEVO.” We do not intend to apply to list the Series I units, the Series J units, the Series N warrants or the pre-funded Series O warrants on the Nasdaq Capital Market.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Other Relationships

From time to time, the Placement Agent may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. However, except as disclosed in this prospectus, and except for Wainwright’s service as our sales agent under our at-the-market offering program, we have no present arrangements with the Placement Agent for any services.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Denver, Colorado. Ellenoff Grossman & Schole LLP, New York, New York, will act as counsel for the placement agent in connection with this offering.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Gevo, Inc. You may also access our reports and proxy statements free of charge at our website, www.gevo.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 28, 2018;
●	our Definitive Proxy Statement on Schedule 14A relating to our 2018 Annual Meeting of Stockholders, filed on April 12, 2018;
●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 10, 2018;
●	our Current Reports on Forms 8-K filed with the SEC on January 3, 2018, January 5, 2018, January 10, 2018, February 13, 2018, February 22, 2018 and May 31, 2018; and
●

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 4, 2011, including any subsequent amendment or report filed for the purpose of amending such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Gevo, Inc., Attention: Investor Relations, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, telephone (303) 858-8358.

Gevo, Inc.

Up to                                   Series I Units consisting of One Share of Common Stock

and One Series N Warrant to Purchase One Share of Common Stock

and

Up to                                 Series J Units consisting of One Pre-Funded Series O Warrant to Purchase

One Share of Common Stock and One Series N Warrant

to Purchase One Share of Common Stock

(                           Shares of Common Stock Underlying the Series N Warrants)

and

(                                        Shares of common Stock Underlying the Pre-Funded Series O Warrants)

PROSPECTUS

H.C. Wainwright & Co.

             , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than placement agent’s fees, all of which will be paid by the Registration. All amounts are estimated except the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq listing fee.

SEC registration fee	$1,245
FINRA filing fee	*
Nasdaq listing fee	*
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Transfer agent and registrar fees and expenses	*
Blue-sky fees and expenses	*
Miscellaneous	*
Total	$*

* To be provided by amendment.

ITEM 14.     Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. In addition, a corporation may advance expenses incurred by a director or officer in defending a proceeding upon receipt of an undertaking from such person to repay any amount so advanced if it is ultimately determined that such person is not eligible for indemnification. The Registrant’s amended and restated certificate of incorporation provides that, pursuant to the DGCL, the Registrant’s directors shall not be liable for monetary damages to the fullest extent authorized under applicable law, including for breach of the directors’ fiduciary duty of care to the Registrant and the Registrant’s stockholders. This provision in the Registrant’s amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article 10 of the Registrant’s amended and restated bylaws provides that the Registrant will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith.

In addition to the above, the Registrant has entered into indemnification agreements with each of the Registrant’s directors and officers. These indemnification agreements provide the Registrant’s directors and officers with the same indemnification and advancement of expenses as described above, and provide that our directors and officers will be indemnified to the fullest extent authorized by any future Delaware law that expands the permissible scope of indemnification. The Registrant also has directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by the Registrant’s directors and officers in their capacities as directors and officers of the Registrant.

ITEM 15.     Recent Sales of Unregistered Securities

Set forth below is information regarding shares of capital stock issued by the Registrant since January 1, 2015 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration received by the Registrant for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. On April 21, 2015 and January 5, 2017, the Registrant effected a one-for-fifteen reverse stock split and a one-for-twenty reverse stock split, respectively. On May 30, 2018, after receipt of stockholder approval, the Registrant’s Board of Directors approved a reverse stock split of the outstanding shares of the Registrant’s common stock by a ratio of one-for-twenty. The Registrant expects to effect the one-for-twenty stock split on June 1, 2018. All share amounts, per share data, share prices, exercise prices and conversion rates have not been adjusted retroactively to reflect these reverse stock splits.

1.

On November 13, 2015, Gevo, Inc. (the “Company”) entered into a private exchange agreement with a holder of the Company’s 7.5% Convertible Senior Notes due 2022 (the “2022 Notes”) to exchange $2.5 million of principal amount of 2022 Notes for 1,107,833 shares of the Company’s common stock, and such shares were issued on November 19, 2015.

2.

On September 7, 2016, the Company entered into private exchange agreements with certain holders of the 2022 Notes to exchange an aggregate of $11.4 million of principal amount of 2022 Notes for an aggregate of 13,999,354 shares of the Company’s common stock, and such shares were issued on September 13, 2016.

3.

On December 20, 2016, the Company entered into private exchange agreements with certain holders of the 2022 Notes to exchange an aggregate of $1.425 million of principal amount of 2022 Notes for an aggregate of 5,036,641 shares of the Company’s common stock, and such shares were issued on December 22, 2016.

4.

On January 9, 2017, the Company entered into private exchange agreements with certain holders of the 2022 Notes to exchange an aggregate of $3.125 million of principal amount of 2022 Notes for an aggregate of 731,732 shares of the Company’s common stock, and such shares were issued on January 10, 2017 and January 11, 2017.

5.

On January 11, 2017, the Company entered into a private exchange agreement with a holder of the 2022 Notes to exchange $2.0 million of principal amount of 2022 Notes for 505,000 shares of the Company’s common stock, and such shares were issued on January 12, 2017.

6.

On January 17, 2017, the Company entered into a private exchange agreement with a holder of the 2022 Notes to exchange $2.275 million of principal amount of 2022 Notes for 587,000 shares of the Company’s common stock, and such shares were issued on January 18, 2017.

7.

On January 30, 2017, the Company entered into a private exchange agreement with a holder of the 2022 Notes to exchange $1.0 million of principal amount of 2022 Notes for 331,650 shares of the Company’s common stock, and such shares were issued on January 31, 2017.

8.

On June 9, 2017, the Company entered into a private exchange agreement with a holder of the 2022 Notes to exchange $485,000 of principal amount of 2022 Notes for 736,671 shares of the Company’s common stock, and such shares were issued on June 12, 2017.

9.

On April 19, 2017, the Company entered into an Exchange and Purchase Agreement (the “Purchase Agreement”) with the holders (the “Holders”) of the Company’s 10.0% Convertible Senior Secured Notes due 2017 (the “2017 Notes”). Pursuant to the terms of the Purchase Agreement, the Holders, subject to certain conditions, agreed to exchange all of the outstanding principal amount of the 2017 Notes for an equal principal amount of the Company’s newly created 12.0% Convertible Senior Secured Notes due 2020 (the “2020 Notes”), plus an amount in cash equal to the accrued and unpaid interest (other than interest paid in kind) on the 2017 Notes (the “Exchange”). Pursuant to the Purchase Agreement, the Company also granted the Holders an option (the “Purchase Option”) to purchase up to an additional aggregate principal amount of $5.0 million of 2020 Notes (the “Option Notes”), at a purchase price equal to the aggregate principal amount of such Option Notes purchased, having identical terms (other than with respect to the issue date and restrictions on transfer relating to compliance with applicable securities law) to the 2020 Notes issued, at any time on or within ninety (90) days of the closing of the Exchange. On June 20, 2017, the Company completed the Exchange and cancelled the 2017 Notes. The 2020 Notes are convertible into shares of the Company’s common stock, subject to certain terms and conditions. The initial conversion price of the 2020 Notes was equal to $0.7359 per share of common stock, or 1.3589 shares of common stock per $1 principal amount of 2020 Notes (the “Conversion Price”). In addition, upon certain equity financing transactions by the Company, the Holders had a one-time right to reset the Conversion Price (the “Reset Provision”) (i) in the first ninety (90) days following the exchange date, at a 25% premium to the common stock price in the equity financing and (ii) after ninety (90) and to and including one hundred eighty (180) days following the closing of the Exchange, at a 35% premium to the common stock share price in the equity financing.

10.

On January 4, 2018, the Company entered into a private exchange agreement with a holder of the 2022 Notes to exchange $515,000 of principal amount of 2022 Notes for 780,303 shares of the Company’s common stock, and such shares were issued on January 5, 2018.

No underwriters were involved in the foregoing sales and/or exchanges of securities. The securities described in this Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 3(a)(9) of the Securities Act, as securities exchanged by the Registrant with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. All purchasers of the securities described above represented to the Registrant in connection with their respective purchases and/or exchanges that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers and/or recipients received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

ITEM 16.     Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description	Form	File No.	Filing Date	Exhibit	Filed Herewith
1.1	Engagement Letter, dated as of May 31, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC.					X
3.1	Amended and Restated Certificate of Incorporation of Gevo, Inc.	10-K	001-35073	03/29/11	3.1
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	06/10/13	3.1
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	07/09/14	3.1
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	04/22/15	3.1
3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	01/06/17	3.1
3.6	Amended and Restated Bylaws of Gevo, Inc.	10-K	001-35073	03/29/11	3.2
4.1	Form of Gevo, Inc. Common Stock Certificate.	S-1	333-168792	01/19/11	4.1
4.2	Fifth Amended and Restated Investors’ Rights Agreement, dated March 26, 2010.	S-1	333-168792	08/12/10	4.2
4.3†	Stock Issuance and Stockholder’s Rights Agreement, dated July 12, 2005, by and between Gevo, Inc. and California Institute of Technology.	S-1	333-168792	08/12/10	4.3
4.4	Amended and Restated Warrant to purchase shares of Common Stock issued to CDP Gevo, LLC, dated September 22, 2010.	S-1	333-168792	10/01/10	4.4
4.5	Plain English Warrant Agreement No. 0647-W-01, dated August 5, 2010, by and between Gevo, Inc. and TriplePoint Capital LLC.	S-1	333-168792	10/01/10	4.11
4.6	Plain English Warrant Agreement No. 0647-W-02, dated August 5, 2010, by and between Gevo, Inc. and TriplePoint Capital LLC.	S-1	333-168792	10/01/10	4.12
4.7	Plain English Warrant Agreement No. 0647-W-03, dated October 20, 2011, by and between Gevo, Inc. and TriplePoint Capital LLC.	8-K	001-35073	10/26/11	10.7
4.8	First Amendment to Plain English Warrant Agreement, relating to Warrant Number 0647-W- 01, dated December 11, 2013, by and between Gevo, Inc. and TriplePoint Capital LLC.	8-K	001-35073	12/12/13	4.1

4.9	First Amendment to Plain English Warrant Agreement, relating to Warrant Number 0647-W- 02, dated December 11, 2013, by and between Gevo, Inc. and TriplePoint Capital LLC.	8-K	001-35073	12/12/13	4.2
4.10	First Amendment to Plain English Warrant Agreement, relating to Warrant Number 0647-W- 03, dated December 11, 2013, by and between Gevo, Inc. and TriplePoint Capital LLC.	8-K	001-35073	12/12/13	4.3
4.11	Common Stock Warrant, issued to Genesis Select Corporation, dated June 6, 2013.	10-Q	001-35073	08/14/13	4.9
4.12	Common Stock Unit Warrant Agreement, dated December 16, 2013, by and between Gevo, Inc. and the American Stock Transfer & Trust Company, LLC	8-K	001-35073	12/12/13	4.1
4.13	Exchange and Purchase Agreement, dated April 19, 2017, by and among Gevo, Inc., the guarantors party thereto, the holders named in Schedule I thereto, and Whitebox Advisors LLC, in its capacity as representative of the holders.	8-K	001-35073	04/20/17	4.1
4.14	Indenture, dated June 20, 2017, by and among Gevo, Inc., the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee and collateral trustee.	8-K	001-35073	06/20/17	4.1
4.15	Registration Rights Agreement, dated June 20, 2017, by and among Gevo, Inc. and the investors named therein.	8-K	001-35073	06/20/17	4.2
4.16	Common Stock Unit Warrant Agreement, dated August 5, 2014, by and between Gevo, Inc. and the American Stock Transfer & Trust Company, LLC.	8-K	001-35073	08/06/14	4.1
4.17	2015 Common Stock Unit Series A Warrant Agreement, dated August 5, 2014, by and between Gevo, Inc. and the American Stock Transfer & Trust Company, LLC.	8-K	001-35073	02/04/15	4.1
4.18	2015 Common Stock Unit Series C Warrant Agreement, dated May 19, 2015, by and between Gevo, Inc. and the American Stock Transfer & Trust Company LLC.	8-K	001-35073	05/20/15	4.1
4.19	Form of Series D Warrant to Purchase Common Stock.	8-K	001-35073	12/15/15	4.1
4.20	Form of Amendment No. 1 to Series D Warrant.	8-K	001-35073	06/13/16	4.1
4.21	Form of Series F Warrant to Purchase Common Stock.	8-K	001-35073	04/05/16	4.1
4.22	Form of Series I Warrant to Purchase Common Stock.	8-K	001-35073	09/15/16	4.1
4.23	Form of Series K Warrant to Purchase Common Stock.	8-K	001-35073	02/22/16	4.1
4.24*	Form of Series N Warrant to Purchase Common Stock.
4.25*	Form of Pre-Funded Series O Warrant to Purchase Common Stock.
5.1*	Opinion of Perkins Coie LLP.
10.1†	Ethanol Purchasing and Marketing Agreement, dated April 1, 2009, by and between C&N Ethanol Marketing Corporation and Agri-Energy, LP.	S-1	333-168792	11/04/10	10.26
10.2†	License Agreement, dated July 12, 2005, by and between Gevo, Inc. and the California Institute of Technology, as amended.	S-1	333-168792	11/04/10	10.6
10.3	Amendment No. 4, dated October 1, 2010, to the License Agreement, by and between Gevo, Inc. and the California Institute of Technology, dated July 12, 2005.	S-1	333-168792	10/21/10	10.10
10.4#	Gevo, Inc. 2006 Omnibus Securities and Incentive Plan.	S-1	333-168792	08/12/10	10.11
10.5#	Form of Stock Option Agreement under the 2006 Omnibus Securities and Incentive Plan.	S-1	333-168792	08/12/10	10.13
10.6#	Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan.	10-Q	001-35073	11/14/16	10.4
10.7#	Form of Restricted Stock Unit Agreement under the 2010 Stock Incentive Plan.	S-1	333-168792	01/19/11	10.15
10.8#	Form of Restricted Stock Award Agreement under the 2010 Stock Incentive Plan.	10-K	001-35073	03/29/11	10.21
10.9#	Form of Stock Option Award Agreement under the 2010 Stock Incentive Plan.	10-K	001-35073	03/29/11	10.22
10.10#	Gevo, Inc. Employee Stock Purchase Plan.	S-8	333-172771	03/11/11	4.7
10.11#	Gevo, Inc. Executive Health Management Plan.	10-Q	001-35073	11/2/11	10.1
10.12#	Form of Indemnification Agreement between Gevo, Inc. and its directors and officers.	S-1	333-168792	01/19/11	10.33

10.13#	Employment Agreement, dated June 4, 2010, by and between Gevo, Inc. and Patrick Gruber.	S-1	333-168792	11/04/10	10.14
10.14#	Amendment Agreement, dated December 21, 2011, by and between Gevo, Inc. and Patrick Gruber.	8-K	001-35073	12/27/11	10.1
10.15#	Second Amendment Agreement, dated February 16, 2015, by and between Gevo, Inc. and Patrick Gruber.	8-K	001-35073	02/17/15	10.1
10.16#	Employment Agreement, dated June 4, 2010, by and between Gevo, Inc. and Christopher Ryan.	S-1	333-168792	11/04/10	10.16
10.17#	Offer of Employment Letter, dated December 21, 2015, for Geoffrey T. Williams, Jr.	10-Q	001-35073	05/09/17	10.1
10.18#	Change of Control Agreement for Geoffrey T. Williams, Jr., dated February 18, 2016.	10-Q	001-35073	05/09/17	10.2
10.19#	Separation Agreement, dated January 2, 2018, by and between Gevo, Inc. and Mike Willis.	8-K	001-35073	01/03/18	10.1
10.20#	Offer Letter, dated January 5, 2018, by and between Gevo, Inc. and Bradford K. Towne.	8-K	001-35073	01/10/18	10.1
10.21†	Lease of Space, dated September 13, 2012, between Hines REIT 345 Inverness Drive, LLC and Gevo, Inc.	10-K	001-35073	03/26/13	10.48
10.22†	Price Risk Management, Origination and Merchandising Agreement, dated June 1, 2015, by and between Agri-Energy, LLC and FCStone Merchant Services, LLC.	10-Q	001-35073	08/07/15	10.3
10.23	Grain Bin Lease Agreement, dated June 1, 2015, by and between Agri-Energy, LLC and FCStone Merchant Services LLC.	10-Q	001-35073	08/07/15	10.4
10.24	Unsecured Guaranty Agreement, dated June 1, 2015, by Gevo, Inc. in favor of FCStone Merchant Services, LLC.	10-Q	001-35073	08/07/15	10.5
10.25†	First Amendment to Grain Bin Lease Agreement, dated December 21, 2017, Agri-Energy, LLC and FCStone Merchant Services, LLC.	10-K	001-35073	03/28/18	10.27
10.26†	First Amendment to Price Risk Management, Origination and Merchandising Agreement, dated December 21, 2017, Agri-Energy, LLC and FCStone Merchant Services, LLC.	10-K	001-35073	03/28/18	10.28
10.27†	Settlement Agreement and Mutual Release, dated August 22, 2015, by and among Gevo, Inc., Butamax Advanced Biofuels, LLC, E.I. du Pont de Nemours & Company and BP Biofuels North America LLC.	10-Q	001-35073	11/05/15	10.2
10.28†	Patent Cross-License Agreement, dated August 22, 2015, by and between Gevo, Inc. and Butamax Advanced Biofuels LLC.	10-Q	001-35073	11/05/15	10.3
10.29†	Joint Development Agreement, dated November 6, 2015, by and between Gevo, Inc. and Praj Industries Ltd.	8-K	001-35073	11/10/15	10.1
10.30†	Development License Agreement, dated November 6, 2015, by and between Gevo, Inc. and Praj Industries Ltd.	8-K	001-35073	11/10/15	10.2
10.31†	Supplemental Agreement (to Joint Development Agreement), dated November 16, 2017, by and between Gevo, Inc. and Praj Industries Ltd.	8-K	001-35073	11/21/17	10.1
10.32†	Supplemental Agreement (to Development License Agreement), dated November 16, 2017, by and between Gevo, Inc. and Praj Industries Ltd.	8-K	001-35073	11/21/17	10.2
10.33†	Joint Development Agreement, dated February 1, 2016, by and between Gevo, Inc. and Porta Hnos S.A.	8-K	001-35073	02/05/16	10.1
10.34†	Commercial License Agreement, dated February 1, 2016, by and between Gevo, Inc. and Porta Hnos S.A.	8-K	001-35073	02/05/16	10.2
10.35†	First Amendment to Lease, effective December 11, 2015, between Hines REIT 345 Inverness Drive, LLC.	10-K	001-35073	03/30/16	10.62
10.36	Form of Securities Purchase Agreement, dated June 10, 2016, by and between Gevo, Inc. and each purchaser identified therein.	8-K	001-35073	06/13/16	10.1
10.37	Form of Exchange Agreement.	8-K	001-35073	09/09/16	10.3
10.38†	Supply Agreement, effective May 15, 2017, by and between Gevo, Inc. and HCS Holding GmbH.	8-K	001-35073	05/04/17	10.1
10.39	At-The-Market Offering Agreement, dated February 13, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC	8-K	001-35073	02/13/18	1.1
10.40†	Ethanol and Isobutanol Purchase and Marketing Agreement, dated February 16, 2018, between Eco-Energy, LLC and Agri-Energy, LLC.	8-K	001-35073	02/22/18	10.1

10.41*	Form of Securities Purchase Agreement
21.1	List of Subsidiaries.	S-1	333-168792	10/01/10	10.10
23.1	Consent of Grant Thornton LLP.					X
23.2*	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on signature page).					X

*	To be filed by amendment.
†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.
#	Indicates a management contract or compensatory plan or arrangement.

(b)     Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.     Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue; and

(8) that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Englewood, State of Colorado, on May 31, 2018.

GEVO, INC.

By:	/s/ Patrick R. Gruber
Patrick R. Gruber
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Gevo, Inc., hereby severally constitute and appoint Patrick R. Gruber and Geoffrey T. Williams, Jr., and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Patrick R. Gruber	Chief Executive Officer (Principal Executive Officer) and Director	May 31, 2018
Patrick R. Gruber
/s/ Bradford K. Towne	Chief Accounting Officer (Principal Financial and Accounting Officer)	May 31, 2018
Bradford K. Towne
/s/ Ruth I Dreesen	Chairperson of the Board of Directors	May 31, 2018
Ruth I. Dreessen

/s/ Gary W. Mize	Director	May 31, 2018
Gary W. Mize

/s/ Andy Marsh	Director	May 31, 2018
Andy Marsh

/s/ Johannes Minho Roth	Director	May 31, 2018
Johannes Minho Roth

/s/ William Baum	Director	May 31, 2018
William Baum